UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only

(as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

NATIONAL FINANCIAL PARTNERS CORP.

(Name of Registrant as Specified In Its Certificate)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Notes:

Reg. §240.14a-101.

SEC 1913 (3-99)

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

Dear Stockholder:

It is our pleasure to invite you to the Annual Meeting of Stockholders (the “Annual Meeting”) of National Financial Partners Corp. (the “Company”). The Annual Meeting will be held at 10:00 a.m. EDT on Wednesday, May 17, 2006 in the Broadway Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019.

At our Annual Meeting you will be asked to:

•	Elect seven directors to the Company’s Board of Directors;

•	Approve the adoption of the Company’s Employee Stock Purchase Plan;

•	Approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 60 million to 180 million shares;

•	Ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006; and

•	Conduct any other business properly brought before the Annual Meeting.

The formal Notice of Annual Meeting and Proxy Statement follow and contain additional information regarding the matters to be acted on at the Annual Meeting.

If you were a stockholder of record at the close of business on March 23, 2006, you are entitled to vote at the Annual Meeting. A list of the stockholders of record as of the close of business on March 23, 2006 will be available for inspection during ordinary business hours at the Company’s offices located at 787 Seventh Avenue, 11th Floor, New York, New York 10019, from May 5, 2006 until the date of the Annual Meeting. The list will also be available for inspection at the Annual Meeting.

Your vote is important. It is important that your shares be represented and voted at the Annual Meeting, regardless of the size of your holdings and regardless of whether or not you plan to attend the Annual Meeting in person. Accordingly, please mark, sign and date the enclosed Proxy Card and return it promptly in the enclosed envelope to ensure that your shares will be represented. Alternatively, you may be able to vote your shares by using a toll-free telephone number or via the Internet. Instructions for using these services, if available to you, can be found on the enclosed Proxy Card or voting instruction form. By following these instructions, your shares will be voted even if you are unable to attend the Annual Meeting. If you attend the Annual Meeting and prefer to vote in person or change your proxy vote, you may of course do so.

Attendance at the Annual Meeting. Please note that space limitations make it necessary to limit attendance to stockholders. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, prior to admission to the Annual Meeting. Stockholders holding stock through a broker, bank or other holder of record (“street name” holders) will need to bring a copy of a brokerage or other similar statement reflecting stock ownership as of the close of business on March 23, 2006. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Thank you for your participation in these initiatives.

Sincerely,

Jessica M. Bibliowicz Chairman, President and Chief Executive Officer

April 24, 2006

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 17, 2006

To the Stockholders of

NATIONAL FINANCIAL PARTNERS CORP.:

The Annual Meeting of Stockholders of National Financial Partners Corp., a Delaware corporation (the “Company”), will be held on Wednesday, May 17, 2006, at 10:00 a.m. EDT, in the Broadway Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019, for the following purposes:

(1)	To elect seven directors to serve until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified.

(2)	To approve the adoption of the Employee Stock Purchase Plan.

(3)	To approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock from 60 million to 180 million shares.

(4)	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006.

(5)	To transact such other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof.

Stockholders of record of the Company’s common stock at the close of business on March 23, 2006 will be entitled to notice of, and to vote on, all matters presented at the Annual Meeting and at any adjournments or postponements thereof.

WE ASK THAT YOU VOTE PRIOR TO THE ANNUAL MEETING TO ENSURE THAT YOUR SHARES ARE REPRESENTED. YOU MAY VOTE EITHER BY MARKING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE OR USING TELEPHONE OR INTERNET VOTING, IF AVAILABLE. PLEASE REFER TO THE PROXY CARD OR OTHER VOTING INSTRUCTIONS INCLUDED WITH THESE PROXY MATERIALS FOR GUIDANCE ON VOTING BY TELEPHONE OR VIA THE INTERNET.

By Order of the Board of Directors,

Douglas W. Hammond Executive Vice President, General Counsel and Corporate Secretary

April 24, 2006

PROXY STATEMENT TABLE OF CONTENTS

National Financial Partners Corp.

787 Seventh Avenue, 11th Floor

New York, NY 10019

PROXY STATEMENT

Annual Meeting of Stockholders

Wednesday, May 17, 2006

INTRODUCTION

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders and form of proxy are being furnished to the holders of Common Stock of National Financial Partners Corp. (“NFP” or the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the 2006 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held in the Broadway Room at the Rihga Royal Hotel located at 151 West 54th Street, New York, NY 10019, on Wednesday, May 17, 2006, at 10:00 a.m. EDT, and at any adjournments or postponements thereof. These proxy materials are being distributed on or about April 24, 2006 to stockholders of record at the close of business on March 23, 2006 of the Company’s common stock, par value $0.10 per share (“Common Stock”).

If you are a “holder of record” (that is, if your shares are registered in your own name with NFP’s transfer agent), you may vote by using the enclosed Proxy Card. You must sign and date the Proxy Card and return it in the enclosed postage paid envelope. As a holder of record, you may also vote by telephone, or electronically through the Internet, by following the instructions included with your Proxy Card. If you are a holder of record and attend the Annual Meeting, you may deliver your completed Proxy Card in person.

If you hold your shares in “street name” (that is, if you hold your shares through a broker, bank or other holder of record), please refer to the information on the voting instruction form forwarded to you by your bank, broker or other holder of record to see which voting options are available to you. If you want to vote in person at the Annual Meeting and hold your shares in street name, you must obtain an additional proxy from your bank, broker or other holder of record authorizing you to vote. You must bring the additional proxy to the Annual Meeting.

If you would like to change your vote, you should:

•	Send in a new Proxy Card with a later date; or

•	Cast a new vote by telephone or through the Internet.

If you vote your proxy before the Annual Meeting, you may still attend the Annual Meeting, and if the Company is able to verify that you are a holder of record, you may change your previously submitted proxy by voting again in person. The last proxy properly submitted by you before voting is closed at the Annual Meeting will be counted. If you wish to revoke rather than change your vote, the Company must receive a written revocation prior to the closing of the vote at the Annual Meeting. A written revocation must be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019. Revocation by written notice to the Corporate Secretary of the Company, or a vote change by submission of a later proxy, will not affect a vote on any matter that is taken by the Company prior to the receipt of the notice or later proxy. A stockholder’s mere presence at the Annual Meeting will not change or revoke the appointment of such stockholder’s proxy. If not changed or revoked, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated on the proxy by the stockholder.

Unless you give other instructions on your Proxy Card, or, if available, by telephone or through the Internet, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	FOR the election of slate of directors described in this Proxy Statement (Proposal I);

•	FOR the adoption of the Employee Stock Purchase Plan (Proposal II);

•	FOR the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 60 million to 180 million shares (Proposal III); and

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2006 fiscal year (Proposal IV).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors, or, if no recommendation is given, in their own discretion.

The Company encourages stockholder participation in corporate governance by ensuring the confidentiality of stockholder votes. The Company has designated an independent third party, Mellon Investor Services LLC (“Mellon”), to receive and tabulate stockholder proxy votes. Stockholder votes on any particular issue will be kept confidential and will not be disclosed to the Company or any of its officers or employees except (i) where disclosure is required by applicable law, (ii) where disclosure of a vote of a stockholder is expressly requested by such stockholder or (iii) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots or votes, or as to the accuracy of any tabulation of such proxies, ballots or votes. However, aggregate vote totals will be disclosed to the Company from time to time and publicly announced at the Annual Meeting.

This solicitation is being made by NFP. All expenses incurred in connection with this solicitation will be borne by NFP. Directors, officers and other employees of NFP also may solicit proxies, without additional compensation, by telephone, in person or otherwise. In addition, the Company requests that brokerage firms, nominees, custodians and fiduciaries forward proxy materials to the beneficial owners of shares held of record by such persons and agrees to reimburse such persons and the Company’s transfer agent for reasonable out-of-pocket expenses incurred in forwarding such materials.

VOTING SECURITIES

Stockholders of record of Common Stock at the close of business on March 23, 2006, are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof. Each outstanding share of Common Stock entitles the holder thereof to one vote with respect to each matter properly brought before the Annual Meeting. On March 23, 2006, 60,000,000 shares of Common Stock were authorized, 38,831,916 shares of Common Stock were issued and 37,332,749 shares of Common Stock were outstanding. The presence in person or by proxy at the Annual Meeting of the stockholders of record of a majority of the outstanding shares of Common Stock shall constitute a quorum for the transaction of business at the Annual Meeting. Thus, the presence in person or by proxy of holders of at least 18,666,375 shares of Common Stock shall be required to establish a quorum.

Votes Required

Proxies received but marked as “abstain” or “withhold authority” and broker non-votes will be included in the calculation of the number of votes considered to be “present” at the Annual Meeting for determining whether a quorum exists. A broker non-vote occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power with respect to the proposal and has not received voting instructions from the beneficial owner. Your broker or nominee may not be permitted to exercise discretion with respect to some of the matters to be acted upon at the Annual Meeting. Under the rules of the New York Stock Exchange (the “NYSE”), brokers or nominees who do not receive instructions from the beneficial owner of shares will not be entitled to vote on Proposal II or Proposal III. Except as described below with respect to Proposal III, in the event of a broker non-vote with respect to any proposal properly brought before the Annual Meeting, the broker non-vote will not be deemed a vote cast on that proposal and will have no effect on the outcome of the vote.

Proposal I. Election of Directors. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required for the election of directors. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld with respect to the election of one or more nominees will have the same effect as a vote against such nominee or nominees.

Proposal II. Adoption of the Employee Stock Purchase Plan. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required to approve adoption of the Employee Stock Purchase Plan. An abstention from voting on this matter will be counted as a vote cast with respect to this proposal and will have the same effect as a vote against the proposal.

Proposal III. Adoption of an Amendment to the Company’s Amended and Restated Certificate of Incorporation to Increase Authorized Shares. The affirmative vote of a majority of the outstanding shares of Common Stock having voting power is required to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock. Since approval of the amendment requires the affirmative vote of a majority of all outstanding shares of Common Stock, an abstention from voting and broker non-votes on this matter will have the same effect as a vote against the amendment.

Proposal IV. Ratification of the Appointment of the Company’s Independent Registered Public Accountants. The affirmative vote of a majority of the votes cast with respect to the matter by stockholders entitled to vote at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the 2006 fiscal year. An abstention from voting on this matter will be counted as a vote cast with respect to this proposal and will have the same effect as a vote against the proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Certain Beneficial Owners

The following table lists stockholders that are known to the Company to beneficially own more than 5% of Common Stock as of March 31, 2006.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Apollo Management IV, L.P. (2) Two Manhattanville Road Purchase, NY 10577	3,875,037	10.4%

(1)	Beneficial ownership is a term broadly defined under Securities and Exchange Commission (“SEC”) rules and regulations. The information contained in this table is based on Amendment No. 2 to Schedule 13G filed with the SEC on August 23, 2005 which amends the Schedule 13G filed with the SEC on February 13, 2004, as amended by Amendment No. 1 to Schedule 13G filed with the SEC on April 2, 2004 by Apollo Investment Fund IV, L.P. (“AIFIV”), Apollo Overseas Partners IV, L.P. (“Overseas IV”), Apollo Advisors IV, L.P. (“Advisors IV”) and Apollo Management IV, L.P. (“Management IV”, and together with AIFIV, Overseas IV and Advisors IV, “Apollo”). Advisors IV serves as the general partner of AIFIV and the managing general partner of Overseas IV. Management IV serves as the manager of AIFIV and Overseas IV.
(2)	Represents shares beneficially held by AIFIV (3,674,995 shares) and Overseas IV (200,042 shares). AIFIV disclaims beneficial ownership of shares held by Overseas IV and Overseas IV disclaims beneficial ownership of shares held by AIFIV, except to the extent each such entity has a pecuniary interest in such securities. As the general partner of AIFIV and the managing general partner of Overseas IV, Advisors IV may be deemed to beneficially own all of the shares of Common Stock beneficially owned by AIFIV and Overseas IV. As the manager of AIFIV, Overseas IV and Advisors IV, Management IV may be deemed to beneficially own all of the shares of Common Stock beneficially owned by AIFIV, Overseas IV and Advisors IV. Advisors IV and Management IV disclaim beneficial ownership of the shares held by AIFIV and Overseas IV, in excess of their pecuniary interests in such shares, if any. Marc E. Becker, one of the Company’s directors, is a partner and officer of certain affiliates of Apollo. Mr. Becker expressly disclaims beneficial ownership of the shares held by Apollo.

Named Executive Officers and Directors

The following table lists the beneficial ownership of Common Stock, as of March 31, 2006, by each director and each Named Executive Officer (as hereinafter defined) as well as by all directors, Named Executive Officers and other current executive officers as a group.

Name and Address	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Named Executive Officers (2) and Directors
Jessica M. Bibliowicz (3)	608,033	1.6%
Mark C. Biderman	163,335	**
R. Bruce Callahan (4)	83,299	**
Robert R. Carter	154,526	**
Douglas W. Hammond	41,489	**
Jeffrey A. Montgomery	41,475	**
Stephanie W. Abramson	14,167	**
Arthur S. Ainsberg	21,667	**
Marc E. Becker	—	—
John A. Elliott	6,000	**
Shari Loessberg	7,667	**
Kenneth C. Mlekush	7,000	**
All executive officers and directors as a group (15 persons)	1,219,245	3.3%

*	All addresses are c/o National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, NY 10019.
**	Less than 1.0% of the outstanding shares of Common Stock.

(1)	To NFP’s knowledge, all Named Executive Officers and directors beneficially own the shares shown next to their names either in their sole names or jointly with their spouses, unless indicated otherwise below. The totals include shares of Common Stock subject to options held by each person granted under one or more of NFP’s Stock Incentive Plans (as defined below) that are or will become exercisable within 60 days of March 31, 2006.
(2)	The Company’s Named Executive Officers include the Company’s Chief Executive Officer (the “CEO”) and its next five most highly compensated executive officers, each of whom are listed in the Summary Compensation Table on page 21.
(3)	Ms. Bibliowicz owns 2,000 shares of Common Stock jointly with her children.
(4)	Effective December 31, 2005, Mr. Callahan became Vice Chairman Emeritus of NFPISI (as defined below). Mr. Callahan is no longer an executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires that NFP’s executive officers and directors and persons that beneficially own more than 10% of Common Stock file certain reports of beneficial ownership of Common Stock and changes in such ownership with the SEC and provide copies of these reports to NFP. Purchases and sales of Common Stock by such persons are published on the Company’s website at http://www.nfp.com/ir/. Based solely on NFP’s review of these reports and written representations furnished to NFP, NFP believes that all reports required to be filed by each of the reporting persons during the fiscal year ended December 31, 2005 were filed in a timely manner and were accurate in all material respects.

INFORMATION ABOUT THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is information concerning the Company’s directors and executive officers as of March 31, 2006.

Name	Age	Position
Jessica M. Bibliowicz	46	Chairman, President and Chief Executive Officer
Mark C. Biderman	60	Executive Vice President and Chief Financial Officer
Robert R. Carter	54	President of NFPISI
Michael N. Goldman	33	Senior Vice President, Head of Mergers and Acquisitions
Douglas W. Hammond	40	Executive Vice President and General Counsel
Elliot M. Holtz	42	Executive Vice President, Marketing and Firm Operations
Jeffrey A. Montgomery	39	Chief Executive Officer of NFPSI
Robert S. Zuccaro	49	Executive Vice President and Chief Accounting Officer
Stephanie W. Abramson	61	Director
Arthur S. Ainsberg	59	Director
Marc E. Becker	33	Director
John A. Elliott	60	Director
Shari Loessberg	45	Director
Kenneth C. Mlekush	67	Director

Jessica M. Bibliowicz. Ms. Bibliowicz has served as NFP’s President and Chief Executive Officer and as a director since April 1999 and as Chairman of the Board of Directors since June 2003. From June 1997 to April 1999, Ms. Bibliowicz served as President of John A. Levin & Co., a registered investment advisor. From January 1994 to June 1997, Ms. Bibliowicz served as Executive Vice President and Head of Smith Barney Mutual Funds. Ms. Bibliowicz serves on the Boards of Directors of Riverdale Country School and The Harvey School. Ms. Bibliowicz is also a member of the Board of Overseers of the Weill Medical College and Graduate School of Medical Sciences of Cornell University. Ms. Bibliowicz received an A.B. in Business from Cornell University. Ms. Bibliowicz has over 24 years of industry experience.

Mark C. Biderman. Mr. Biderman has served as NFP’s Executive Vice President and Chief Financial Officer since November 1999. From May 1987 to October 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group in the Corporate Finance Department of CIBC World Markets Group and its predecessor Oppenheimer & Co., Inc. Mr. Biderman serves on the Board of Governors of the Hebrew Union College Jewish Institute of Religion and on the Advisory Council of the Program in Judaic Studies of Princeton University. Mr. Biderman received his B.S.E. from Princeton University and his M.B.A. from Harvard Business School. Mr. Biderman has over 35 years of industry experience.

Robert R. Carter. Mr. Carter has served as President of NFP Insurance Services, Inc. (“NFPISI”) since January 1999. From April 1986 to January 1999, Mr. Carter was a founder and managing partner of Partner Holdings, Inc. before it was acquired by NFP in January 1999. Mr. Carter served as a director from October 2000 to August 2003. Prior to that, he shared a directorship with R. Bruce Callahan, through which they shared one vote, from NFP’s inception to October 2000. Mr. Carter has a B.A. from Howard Payne University and an M.A. from Southwestern Seminary. Mr. Carter has over 29 years of industry experience.

Michael N. Goldman. Mr. Goldman joined NFP in March 2001 and has served as NFP’s Senior Vice President, Head of Mergers and Acquisitions since January 2005 and served as NFP’s Senior Vice President and Associate General Counsel from June 2004 to January 2005. Prior to joining NFP, Mr. Goldman was associated with RSL COM U.S.A., Inc. from June 2000 to March 2001. From 1997 to 2000, Mr. Goldman was an associate in the Mergers & Acquisitions department of Skadden, Arps, Slate, Meagher & Flom LLP. Mr. Goldman received his B.A. from Yale University and J.D. from Columbia University School of Law.

Douglas W. Hammond. Mr. Hammond joined NFP in November 1999 and has served as NFP’s Executive Vice President and General Counsel since January 2004 and served as NFP’s Executive Vice President and Deputy General Counsel from December 2002 to January 2004. Prior to joining NFP, Mr. Hammond was associated with the law firm LeBoeuf, Lamb, Greene & MacRae, L.L.P., where he specialized in corporate insurance and regulatory matters, for the period from March 1998 to November 1999. From 1995 to March 1998, Mr. Hammond held various legal and business positions in the financial institutions division of Gulf Insurance Group, Inc., a specialty lines insurance company formerly headquartered in New York City. Mr. Hammond received his B.A. from Fairfield University and J.D. from St. John’s University School of Law. Mr. Hammond has over 13 years of industry experience.

Elliot M. Holtz. Mr. Holtz joined NFP in August 1999 and has served as NFP’s Executive Vice President, Marketing and Firm Operations since December 2002 and served as Senior Vice President, Marketing and Firm Operations prior to that. From 1997 until immediately prior to joining NFP, Mr. Holtz was a partner at Orion Healthcare Consulting Group, an insurance consulting firm. From 1994 to 1997, Mr. Holtz was with UnitedHealthcare, ultimately running its health plan operations in the Pennsylvania and Delaware markets. Prior to that, Mr. Holtz was with Metropolitan Life Insurance Company’s Institutional Operations. Mr. Holtz is a graduate of George Washington University. Mr. Holtz has over 20 years of industry experience.

Jeffrey A. Montgomery. Mr. Montgomery has served as the Chief Executive Officer of NFP Securities, Inc. (“NFPSI”) since May 2001 and also served as the President of NFPSI from May 2001 to March 2005. From September 2000 to May 2001, Mr. Montgomery served as President and Chief Executive Officer of Accredited Investor Services, Inc., an investment advisory and financial planning firm. From March 1997 to September 2000, Mr. Montgomery was the President and Chief Executive Officer of Washington Square Securities, Inc., an ING Reliastar broker-dealer. Mr. Montgomery received a B.A. from the University of St. Thomas and a J.D. from the University of Oregon School of Law. Mr. Montgomery has over 12 years of industry experience.

Robert S. Zuccaro. Mr. Zuccaro has served as NFP’s Executive Vice President and Chief Accounting Officer since February 2005 and served as Senior Vice President and Chief Accounting Officer from July 2003 to February 2005. From June 1998 through July 2003, Mr. Zuccaro was Vice President and Chief Financial Officer of Gabelli Asset Management Inc., a publicly traded registered investment advisor and broker-dealer. From 1984 through 1997, Mr. Zuccaro served as Vice President and Treasurer of Cybex International, Inc., a publicly traded manufacturer of medical, rehabilitative and fitness products. Prior to joining Cybex, Mr. Zuccaro was with Shearson Lehman Brothers and with Ernst & Young. Mr. Zuccaro received his B.S. in Accounting from C.W. Post College and is a certified public accountant.

Stephanie W. Abramson. Ms. Abramson has served as a director since August 2003. Since July 2005, Ms. Abramson has served as Executive Vice President and General Counsel of DoubleClick Inc., an online advertising, marketing and data management company. Ms. Abramson was a lawyer and consultant in private practice from January 2003 to June 2005. From February 2001 to January 2003, Ms. Abramson served as Chief Legal Officer and Chief Corporate Development Officer of Heidrick & Struggles International, Inc. From June 1995 to November 2000, Ms. Abramson served as Executive Vice President, General Counsel and Secretary of Young & Rubicam Inc. Prior to joining Young & Rubicam Inc., Ms. Abramson was a Partner with Morgan, Lewis & Bockius. Ms. Abramson is a member of the Committee of Harvard University Board of Overseers to Visit the College and has been a member of various committees of the New York City Bar Association. Ms. Abramson received a B.A. in Government from Radcliffe College of Harvard University and a J.D. from the New York University School of Law.

Arthur S. Ainsberg. Mr. Ainsberg has served as a director since July 2003. Mr. Ainsberg has served as a director, Chairman of the Audit Committee and member of the Compliance Committee of Nomura Securities, Inc. since 1996. Mr. Ainsberg served as Chairman of the New York State Board for Public Accountancy from 1999 to 2000 and was a member of the Board from 1993 to 2001. From 1998 to 2000, he was a member of the Board of District 10 of the National Association of Securities Dealers. Mr. Ainsberg was Chief Operating Officer at two investment partnerships, Brahman Capital Corp. from 1996 to 2000 and Bessent Capital Corp. during 2001. In December 2003, Mr. Ainsberg was appointed, under the Global Research Analyst Settlement, the Independent Consultant for Morgan Stanley & Co. and is responsible for selecting and monitoring the providers of independent research for the clients of Morgan Stanley. Mr. Ainsberg is a certified public accountant and received a B.B.A. in Accounting and an M.B.A. in Finance from Baruch College.

Marc E. Becker. Mr. Becker has served as a director since NFP’s inception. Since 1996, Mr. Becker has been associated with, and is currently a partner of, Apollo Advisors, L.P., which, together with its affiliates, acts as the general partner of the Apollo Investment Funds, private equity securities funds focused on complex equity investments, leveraged buyouts and corporate reorganizations. Mr. Becker is a director of Affinion Group, UAP Holding Corp. and Quality Distribution, Inc. Mr. Becker received a B.S. from The Wharton School of Business at the University of Pennsylvania.

John A. Elliott. Dr. Elliott has served as a director since March 2005. Since September 2002, Dr. Elliott has served as Vice President of Baruch College, Dean of the Zicklin School at Baruch College and the Irwin and Arlene Ettinger Chair in Accountancy at the Zicklin School. Prior to joining the Zicklin School, Dr. Elliott served as an Associate Dean of the Johnson Graduate School of Management at Cornell University from 1996 to 2002 and held various professorship positions at Cornell University from 1982 to 2002. Dr. Elliott has served as a director of the Graduate Management Admissions Council (GMAC) since June 2004. Dr. Elliott is a certified public accountant and received a B.S. in Economics and an M.B.A. from the University of Maryland and a Ph.D. in Accounting from Cornell University.

Shari Loessberg. Ms. Loessberg has served as a director since August 2003. Since September 1999, Ms. Loessberg has served as Senior Lecturer at the Massachusetts Institute of Technology Sloan School of Management. In July 2000, Ms. Loessberg co-founded Zeta Networks, an optical networking components firm, and served as its Chief Operating Officer until May 2002. Ms. Loessberg served as President of the strategy firm Big World from May 1998 to June 2000. For the five years prior to that, Ms. Loessberg was in Moscow, Russia, serving as Partner, Director and General Counsel of the firm now known as Brunswick UBS. Ms. Loessberg received an A.B. in English Literature from Georgetown University and a J.D. from the University of Texas School of Law.

Kenneth C. Mlekush. Mr. Mlekush has served as a director since June 2005. Mr. Mlekush served as Vice Chairman of Jefferson-Pilot Life Insurance Company from October 2002 to April 2004 and held various executive officer positions at Jefferson-Pilot Life Insurance Company from January 1993 to April 2004, including President from April 1998 to October 2002. Mr. Mlekush served as a trustee of the American College from 2000 to December 2005. Mr. Mlekush has served as a director of Pan American Life Insurance Company since June 2005. Mr. Mlekush received his B.A. in History and Political Science from the University of Montana.

Board of Directors

The Board of Directors oversees NFP’s business and directs NFP’s management. The Board of Directors does not involve itself with the day-to-day operations and implementation of NFP’s business. Instead, the Board of Directors meets periodically with management to review NFP’s performance and NFP’s future business strategy. Members of the Board of Directors also regularly consult with management. The Board of Directors met nine times during 2005. Each director attended, either in person or by telephone, at least 75% of the aggregate of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served during 2005 (in each case, which were held during the period for which he or she was a director).

The Board of Directors has determined that each of the Company’s directors, other than Ms. Bibliowicz, who is the CEO of the Company, is “independent” within the meaning of the rules of both the SEC and the NYSE, as applicable, and based on NFP’s Guidelines for the Selection of Directors (“NFP’s Director Guidelines”), which are attached as Appendix A to this Proxy Statement. Except as disclosed in this Proxy Statement, each independent member of the Board of Directors has no relationship with the Company, other than any relationship that is categorically not material under NFP’s Director Guidelines.

The Company has adopted a procedure by which stockholders may send communications to one or more members of the Board of Directors by writing to such director(s) or to the whole Board of Directors in care of the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019. Any such communications will be promptly distributed by the Corporate Secretary to such individual director(s) or to all directors if addressed to the entire Board of Directors.

The Company’s non-management directors meet in regularly scheduled executive sessions without management present in order to freely evaluate the performance of the Company’s management. The chairman of the Nominating and Corporate Governance Committee serves as the presiding director at such executive sessions. Stockholders and other interested persons may contact the presiding director or the non-management directors as a group by sending an e-mail to presidingdirector@nfpexternal.com.

The Company believes that it is important for members of the Board of Directors to attend the Company’s annual meetings of stockholders and therefore, in February 2004, adopted a policy encouraging all directors to use best efforts to attend all annual meetings. Last year all but one of the Company’s then-current directors attended the 2005 Annual Meeting of Stockholders.

Changes to the Board of Directors

Marc J. Rowan, whose term would have continued until the Annual Meeting, resigned from the Board of Directors, effective June 10, 2005. Mr. Rowan served on the Board of Directors since the Company’s inception. Mr. Rowan’s resignation did not involve a disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Effective June 13, 2005, the Board of Directors appointed Mr. Mlekush to serve until the Annual Meeting, to fill the vacancy resulting from the resignation of Mr. Rowan.

Committees of the Board of Directors

The Board of Directors also conducts business through certain committees, including: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. In 2005, the Audit Committee met 20 times, the Compensation Committee met nine times and the Nominating and Corporate Governance Committee met eight times. The composition, purpose and responsibilities of each committee are set forth below.

The Audit Committee

The primary responsibilities of the Audit Committee are to assist the Board of Directors in its oversight of:

•	The integrity of the Company’s financial statements;

•	The Company’s compliance with legal and regulatory requirements;

•	The Company’s independent registered public accountants’ qualifications and independence;

•	The performance of the Company’s internal audit function and independent registered public accountants; and

•	The Company’s management of market, credit, liquidity and other financial and operational risks.

The Audit Committee is composed of the following three directors: Mr. Ainsberg (Chairman), Ms. Abramson and Mr. Elliott. In addition, Ms. Loessberg served on the Audit Committee through June 23, 2005. Each of such past and current members of the Audit Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of both the SEC and the NYSE. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that the Audit Committee chairman, Mr. Ainsberg, has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and is an “audit committee financial expert” within the meaning of the rules of the SEC. Upon the recommendation of the Audit Committee, the Board of Directors adopted an Amended and Restated Audit Committee Charter in November 2005, which is attached as Appendix B to this Proxy Statement.

The Audit Committee and the Board of Directors have developed the Company’s Whistleblower Protection Procedures, which sets forth procedures for the Audit Committee to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters. A copy of the Company’s Whistleblower Protection Procedures is available on the Company’s website at http://www.nfp.com/ir/.

The report of the Audit Committee is set forth below on page 11.

The Compensation Committee

The primary responsibilities of the Compensation Committee are as follows:

•	To oversee the Company’s compensation and employee benefit plans;

•	To approve all salary levels and incentive awards for executive officers; and

•	To review and make recommendations to the Board of Directors on the Company’s incentive-compensation and equity-based plans.

The Compensation Committee is composed of the following three directors: Ms. Abramson (Chairman), Mr. Elliott and Ms. Loessberg. In addition, Mr. Ainsberg served on the Compensation Committee through June 23, 2005. Each of such past and current members of the Compensation Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE.

The Compensation Committee administers NFP’s Amended and Restated 1998 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan, Amended and Restated 2000 Stock Incentive Plan for Principals and Managers, Amended and Restated 2002 Stock Incentive Plan and Amended and Restated 2002 Stock Incentive Plan for Principals and Managers (collectively, the “Stock Incentive Plans”) and the Management Incentive Plan pursuant to which the bonus compensation of certain senior executives of the Company is determined. The Compensation Committee will also, subject to its approval by stockholders, administer the Employee Stock Purchase Plan (see page 29 below).

The report of the Compensation Committee is set forth below on page 15.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	To advise the Board of Directors with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and

•	To oversee the evaluation of the Board of Directors and the Company’s management.

The Nominating and Corporate Governance Committee is composed of the following three directors: Ms. Loessberg (Chairman), Mr. Elliott and Mr. Mlekush. In addition, Ms. Abramson and Mr. Ainsberg served on the Nominating and Corporate Governance Committee through June 23, 2005. Each of such past and current members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be “independent” within the meaning of the rules of the NYSE.

The report of the Nominating and Corporate Governance Committee is set forth below on page 12.

Compensation of the Board of Directors

All independent directors, with the exception of Mr. Becker, receive an annual retainer of $45,000 plus $2,000 for each Board of Directors or committee meeting attended in person and $1,000 per meeting attended telephonically. The chairman of the Audit Committee receives an additional $20,000 per year, the chairman of the Compensation Committee receives an additional $10,000 per year and the chairman of the Nominating and Corporate Governance Committee receives an additional $5,000 per year. As a result of Apollo’s role as the Company’s capital sponsor at the Company’s inception, Mr. Becker has opted to forgo any compensation in connection with his service on the Board of Directors.

On November 16, 2005, each independent director, with the exception of Mr. Becker, received a grant of 1,500 restricted stock units (“RSUs”) valued at $69,300, based on the average of the closing sales price of Common Stock for the 20-day period ending one day prior to the date of grant ($46.20). Subject to the director’s continued service with the Company, these RSUs vest over a three-year period except that, in the event a change in control occurs with respect to NFP and any such director’s service is terminated without cause by NFP or for good reason by such director within six months prior to or 18 months after such change in control, such RSUs vest immediately. In connection with their appointment to the Board of Directors, Mr. Elliott and Mr. Mlekush received a grant of 5,000 fully vested options on March 21, 2005 and July 12, 2005, respectively, with an exercise price ($39.83 and $38.12, respectively) equal to the average of the closing sales price of Common Stock for the 20-day period ending one day prior to the date of grant. These options have a ten-year term.

AUDIT COMMITTEE REPORT

The members of the Audit Committee have been appointed by the Company’s Board of Directors. All three members of the Audit Committee are “independent” within the meaning of the rules of both the SEC and the NYSE. In addition, the Board of Directors has determined that each member of the Audit Committee is financially literate and that Mr. Ainsberg, the chairman of the Audit Committee, has accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and is an “audit committee financial expert” within the meaning of the rules of the SEC. The Audit Committee is governed by a Charter, which was approved and adopted by the Board of Directors and amended and restated in November 2005 to incorporate certain changes to regulatory requirements and the additional responsibilities of the Audit Committee thereunder. The Audit Committee Charter is reviewed and reassessed annually by the Audit Committee. A copy of the Audit Committee Charter is attached as Appendix B to this Proxy Statement, is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The following Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates this Audit Committee Report by reference into any such filing.

The Audit Committee assists the Board of Directors in monitoring:

•	The integrity of the financial statements of the Company;

•	The compliance by the Company with legal and regulatory requirements;

•	The qualifications, performance and independence of the Company’s independent external auditors;

•	The performance of the Company’s internal audit function; and

•	The Company’s management of market, credit, liquidity and other financial and operational risks.

Management is responsible for the preparation and integrity of the Company’s financial statements. The Audit Committee reviewed the Company’s audited financial statements for the year ended December 31, 2005 and met with both management and the Company’s external auditors to discuss those financial statements, including the critical accounting policies on which the financial statements are based.

The Audit Committee has received from, and discussed with, the external auditors their written disclosure and letter regarding their independence from the Company as required by Independence Standards Board Standard No. 1. The Audit Committee also discussed with the external auditors any matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

AUDIT COMMITTEE

Arthur S. Ainsberg (Chairman)

Stephanie W. Abramson

John A. Elliott

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The members of the Nominating and Corporate Governance Committee have been appointed by the Company’s Board of Directors. The Nominating and Corporate Governance Committee is comprised of three directors who are each “independent” within the meaning of the rules of the NYSE. The Nominating and Corporate Governance Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed annually by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee conducted an annual review of its charter in November 2005 and determined that no changes to its charter were required by applicable law or recommended at that time. A copy of the Nominating and Corporate Governance Committee Charter is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The primary responsibilities of the Nominating and Corporate Governance Committee are as follows:

•	To identify and recommend to the Board of Directors individuals qualified to serve as directors of the Company and on committees of the Board of Directors;

•	To advise the Board of Directors with respect to the Board composition, procedures and committees and corporate governance principles applicable to the Company; and

•	To oversee the evaluation of the Board of Directors and the Company’s management.

Selection and Nomination of Directors

In March 2004, the Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption NFP’s Director Guidelines, which were adopted by the Board of Directors that month. The Nominating and Corporate Governance Committee periodically reviews NFP’s Director Guidelines in light of best practices and legal and regulatory changes. NFP’s Director Guidelines were updated in September 2005 and February 2006 in connection with such periodic reviews. NFP’s Director Guidelines are attached as Appendix A to this Proxy Statement.

The Nominating and Corporate Governance Committee identifies candidates to the Board of Directors by introduction from members of the Board of Directors, management, employees or other sources, including an outside search firm. The Nominating and Corporate Governance Committee will also consider nominees recommended by stockholders. NFP’s Director Guidelines provide that nominees recommended by stockholders should be given appropriate consideration in the same manner as other nominees. Stockholders who wish to submit nominees for director for consideration by the Nominating and Corporate Governance Committee for election at the Company’s 2007 Annual Meeting of Stockholders may do so by submitting in writing such nominees’ names to National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019, Attention: Presiding Director. Any such stockholder must meet and evidence the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and must submit, within the same timeframe for submitting a stockholder proposal required by Rule 14a-8: (i) evidence in accordance with Rule 14a-8 of compliance with the stockholder eligibility requirements, (ii) the written consent of the candidate(s) for nomination as a director, (iii) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director and (iv) all information regarding the candidate(s) and the submitting stockholder that would be required to be disclosed in a proxy statement filed with the SEC if the candidate(s) were nominated for election to the Board of Directors. No candidates for director nominations were submitted by any stockholder in connection with the Annual Meeting.

In considering candidates for the Board of Directors, the Nominating and Corporate Governance Committee takes into consideration NFP’s Director Guidelines, the Company’s Corporate Governance Guidelines, the Company’s policy regarding stockholder recommended director candidates, as set forth above, and all other factors deemed appropriate by the Nominating and Corporate Governance Committee. However, the Nominating

and Corporate Governance Committee’s determination is made based primarily on the following criteria: (i) judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business, (ii) diversity of viewpoints, backgrounds, experiences and other demographics, (iii) business or other relevant experience and (iv) the extent to which the interplay of the nominee’s expertise, skills, knowledge and experience with that of other members of the Board of Directors will build a board that is effective, collegial and responsive to the Company’s needs. Members of the Nominating and Corporate Governance Committee discuss and evaluate possible candidates in detail prior to recommending them to the Board of Directors. Once a candidate is identified whom the Nominating and Corporate Governance Committee and the Board of Directors want to move toward nomination, the Chairman of the Nominating and Corporate Governance Committee and the Chairman of the Board of Directors enter into discussions with that nominee.

Independent Directors

The Nominating and Corporate Governance Committee and the Board of Directors each undertook their annual review of director independence in February 2006. During these reviews, the Nominating and Corporate Governance Committee and the Board of Directors considered SEC and NYSE rules regarding independence and also NFP’s Director Guidelines. NFP’s Director Guidelines contain the formal director qualification and independence standards adopted by the Board of Directors. The independence standards set forth the criteria by which director independence will be determined and include: (i) prohibitions on material relationships with the Company, (ii) limitations on employment of a director or his or her immediate family members with the Company, (iii) limitation on the receipt of direct compensation from the Company, (iv) prohibition on affiliation with the Company’s present or former auditors and (v) restrictions on commercial relationships. As a result of these reviews, the Nominating and Corporate Governance Committee recommended to the Board of Directors, and the Board of Directors determined, that each member of the Board of Directors other than Ms. Bibliowicz, and each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee, are independent within the meaning of the rules of both the SEC and the NYSE, as applicable, and based on NFP’s Director Guidelines.

Corporate Governance

The Company is committed to the highest level of honesty, integrity and ethical conduct. The Nominating and Corporate Governance Committee regularly reviews the Company’s corporate governance policies in light of best practices and legal, regulatory and corporate governance changes. In connection with this, in November 2005, the Nominating and Corporate Governance Committee implemented a formal review process to evaluate the performance of each of the Company’s independent directors and the suitability of such independent director remaining on the Board of Directors. As part of the review process, each of the Company’s directors completed an evaluation form for each independent director. The results of the evaluations were discussed at meetings of the Nominating and Corporate Governance Committee and the Board of Directors in February 2006 and, subsequently, with each independent director individually.

Corporate Governance Guidelines

The Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption National Financial Partners Corp.’s Corporate Governance Guidelines, which were adopted by the Board of Directors in February 2004. The Corporate Governance Guidelines set forth guidelines regarding the selection, retention, function, responsibilities, qualifications and expectations of the Board of Directors and its committees. In connection with its regular review of the Company’s corporate governance policies in light of best practices, the Nominating and Corporate Governance Committee amended the Corporate Governance Guidelines in September 2005 and November 2005.

Code of Business Conduct and Ethics

The Nominating and Corporate Governance Committee developed and recommended to the Board of Directors for adoption National Financial Partners Corp.’s Code of Business Conduct and Ethics (the “Code”), which was adopted by the Board of Directors in February 2004 and amended in August 2004. In connection with its regular review of the Company’s corporate governance policies in light of best practices, the Nominating and Corporate Governance Committee conducted an annual review of the Code in September 2005 and determined that no changes to Code were required by applicable law or recommended at that time. All of NFP’s employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to the Code. The Code is intended to establish standards necessary to deter wrongdoing and to promote compliance with applicable laws, rules and regulations and honest and ethical conduct. The Code covers all areas of professional conduct, including conflicts of interest, fair dealing, protection of Company assets and confidentiality. Employees are encouraged to promptly report any known or suspected violation of the Code without fear of retaliation. Waiver of any provision of the Code for executive officers and directors may only be granted by the Nominating and Corporate Governance Committee and any such waiver of the Code relating to such individuals will be disclosed by the Company on the Company’s website or by such other means as is required by law or NYSE rules.

Code of Ethics for CEO and Senior Financial Officers

The Board of Directors has also adopted a Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers. This code supplements the Company’s Code of Business Conduct and Ethics applicable to all employees and directors and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws as well as other matters. In connection with its regular review of the Company’s corporate governance policies in light of best practices, the Nominating and Corporate Governance Committee conducted an annual review of the Code of Ethics for the Company’s Chief Executive Officer and Senior Financial Officers in September 2005 and determined that no changes to this code were required by applicable law or recommended at that time.

Copies of the Company’s Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics for Chief Executive Officer and Senior Financial Officers are available on the Company’s website at http://www.nfp.com/ir/ and may also be obtained by any stockholder upon request without charge by writing to the Corporate Secretary, National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, New York 10019.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Shari Loessberg (Chairman)

John A. Elliott

Kenneth C. Mlekush

The above report of the Nominating and Corporate Governance Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The members of the Compensation Committee have been appointed by the Company’s Board of Directors. The Compensation Committee is comprised of three directors, all of whom are “independent” within the meaning of the rules of the NYSE. The Compensation Committee is governed by a charter that has been approved and adopted by the Board of Directors and is reviewed and reassessed at least annually by the Compensation Committee. The Compensation Committee conducted a review of its charter during 2005 and, based on such review, determined that its charter complied with best practices and applicable law and did not recommend any changes to its charter. A copy of the Compensation Committee Charter is available on the Company’s website at http://www.nfp.com/ir/ and is available free of charge to any stockholder of the Company who requests it.

The primary responsibilities of the Compensation Committee are as follows:

•	To evaluate annually the performance of the Company’s executive officers and to set the salary levels and incentive awards for the Company’s executive officers in light of the goals and objectives of the Company’s executive compensation plans and taking into account the Company’s performance and relative stockholder return; and

•	To oversee the Company’s compensation and employee benefit plans and practices, including the Company’s executive compensation plans and the Company’s incentive compensation and equity-based plans, and make recommendations to the Board of Directors on such plans.

Compensation Philosophy

The Compensation Committee is responsible to the Board of Directors and to stockholders for oversight of the compensation practices of the Company with particular attention to the compensation of the executive officers of the Company, including the Named Executive Officers. The compensation philosophy of the Company is to maintain practices that attract, retain and motivate executive officers critical to the Company’s long-term success and the creation of stockholder value with economic incentives linked to the Company’s financial performance, the stockholder returns achieved and the performance of the individual executive officer. The key elements of the Company’s executive compensation program consist of a base salary and the grant of equity as a long-term incentive intended to align the economic interests of executive officers and stockholders, and also the grant of annual cash and equity bonuses directly linked to the performance of individual executives and the Company as a whole. The Compensation Committee believes that this combination provides an appropriate mix of fixed and variable compensation, balances short-term operational performance with long-term stock price performance and encourages executive retention.

Pursuant to its charter, during 2005, the Compensation Committee conducted its annual review of the Company’s compensation philosophy, the goals and objectives of the Company’s compensation plans and policies and the Company’s compensation plans and policies in light of such goals and objectives. In the course of this review, the Committee sought the advice and input of an outside compensation consultant, outside counsel and the Company’s management and considered whether any modifications should be made to the Company’s compensation plans and policies to better promote the underlying goals and objectives. Based on this review, the Compensation Committee determined that no changes to the Company’s compensation plans were necessary or recommended at that time and determined that the Company’s compensation plans and policies and the compensation program elements, individually and in the aggregate, strongly support and reflect the Company’s compensation philosophy and the goals and objectives of the Company’s compensation plans and policies.

Annual Executive Officer Reviews

In November 2005, in consultation with the CEO, the Compensation Committee conducted a formal review of the performance and compensation of the Company’s executive officers, including the CEO, in part, to further assess whether the goals and objectives of the Company’s compensation plans and policies were being achieved. The CEO did not participate in the review of her own performance and compensation. Based in part on the results of this review, the Compensation Committee determined the base salary, equity-based compensation and the annual performance-based bonus of the Company’s executive officers.

Base Salary

The Compensation Committee reviews annually the base salary compensation levels of all executive officers to ensure that base compensation is adequate to attract, retain and motivate qualified executive officers. From time to time the Compensation Committee may obtain the assistance of an outside compensation consultant selected by the Compensation Committee to assist the Compensation Committee in determining base salary compensation levels. The Compensation Committee, however, did not believe it was necessary to retain a compensation consultant in connection with its review of base salary compensation levels in 2005. In general, the Compensation Committee aims to set the base salary of its executive officers at levels comparable to prevailing salaries among companies in the financial services and related industries. In addition, in setting each executive officer’s base salary, the Compensation Committee considers (i) the performance of that executive officer over the course of the preceding year, including the assumption by such executive officer of increased levels of responsibilities, (ii) the executive officer’s experience and tenure, (iii) the Company’s overall annual budget for merit increases, (iv) historical increases in such executive officer’s base salary during his or her tenure at the Company and (v) the recommendations of the CEO and Chief Financial Officer (“CFO”). Based on its annual review, between November 2005 and February 2006, the Compensation Committee determined to increase the base salary compensation levels of certain of the Company’s executive officers primarily to reflect increasing levels of responsibilities by such executive officers and to sufficiently motivate such executive officers to perform well and remain with the Company.

The base salaries of Jessica M. Bibliowicz and Robert R. Carter are subject to the terms of the employment agreements between each such executive officer and the Company or NFPISI, as applicable and the base salaries of R. Bruce Callahan and Jeffrey A. Montgomery paid during 2005 were subject to the terms of the employment agreements between each such executive officer and NFPISI or NFPSI, as applicable. On February 2, 2005, the Compensation Committee approved a new employment agreement with Ms. Bibliowicz, which commenced February 15, 2005. The term of Mr. Montgomery’s former employment agreement with NFPSI expired on October 31, 2005. Since expiration of the agreement, the Compensation Committee has been discussing the terms of a new employment agreement with Mr. Montgomery and its outside compensation consultant. On February 16, 2006, the Company and Mr. Callahan mutually agreed to terminate, effective as of December 31, 2005, Mr. Callahan’s agreement. The employment agreements are described in more detail below on page 23.

Equity-Based Compensation

The Compensation Committee makes long-term incentive compensation available to the Company’s executive officers through its administration of the Company’s Stock Incentive Plans. In determining long-term incentive components of executive officer compensation, the Compensation Committee considers all factors it deems relevant, including the following:

•	an annual evaluation of the executive officer’s performance;

•	the level of responsibility, experience and skill of the executive officer;

•	the Company’s performance and relative stockholder return;

•	the historical compensation levels of the executive officer during his or her tenure at the Company;

•	the recommendations of the CEO (other than with respect to equity grants to the CEO); and

•	the recommendations of the CFO (other than with respect to equity grants to the CEO and CFO).

Using the foregoing criteria, from time to time the Compensation Committee evaluates equity ownership by the Company’s executive officers and may grant equity-based compensation under the Company’s Stock Incentive Plans in order to reward such executive officers for their contributions to achievement of the Company objectives and to further strengthen the alignment of the interests of the Company’s executive officers with those of all stockholders. The Compensation Committee also takes into consideration prior equity awards to the executive officer and the individual’s overall equity position in the Company.

Equity-based incentive awards have been made in the most recently completed fiscal year, as required by contract in the case of the CEO, and at the discretion of the Compensation Committee for the other executive officers, based on a variety of specific factors relating to the foregoing criteria, including (i) the Company’s financial performance, (ii) the executive officer’s level of responsibility, (iii) the executive officer’s demonstrated past and expected future performance and (iv) the need to provide further incentives to the executive officer. At the conclusion of the executive officer performance and compensation reviews that the Compensation Committee conducted in November 2005, the Compensation Committee approved the grant, under the Amended and Restated 2002 Stock Incentive Plan, of RSUs to the Company’s executive officers, including the Company’s CEO and the other Named Executive Officers, in recognition of the past performance of such executive officers and contribution by such executive officers to the growth of the Company during the 2005 fiscal year and as an incentive for such executive officers to continue to contribute to the growth and success of the Company. The RSUs awarded to the Company’s CEO were granted pursuant to her employment agreement which requires that the Company make equity grants to her having a value of $1.3 million on each of the first and second anniversaries of the commencement date of her employment agreement, February 15, 2006 and February 15, 2007, respectively. However, the Compensation Committee elected to grant such RSUs to the CEO at the same time as it granted RSUs to the other Named Executive Officers and executive officers rather than deferring the grant to February 15, 2006 so that all of the grantees would receive an award at the same Common Stock price.

Except in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in the CEO’s employment agreement, the RSUs granted to the executive officers in November 2005 vest incrementally over a three-year period. The RSUs also convey to the holder the right to receive dividend equivalents in the form of additional RSUs. In the aggregate, 77,992 RSUs were granted to executive officers, including the Company’s CEO, for the 2005 fiscal year, which includes 1,042 additional RSUs that were earned by the executive officers as dividend equivalents in connection with RSUs granted to such executive officers in 2004. The number of RSUs awarded to each executive officer was determined by dividing the aggregate value of the award to be granted to such executive officer by the average of the closing sales price of the Common Stock for the 20-day period ending one day prior to the date of grant (the “Grant Price Formula”).

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), precludes a public corporation from taking a deduction for compensation in excess of $1 million paid to certain “covered employees,” unless certain specific and detailed criteria are satisfied. Compensation that qualifies under Section 162(m) of the Internal Revenue Code as “performance-based” compensation is, for example, exempt from the $1 million deductibility limitation.

In order to allow annual incentive payments to be fully deductible under Section 162(m) of the Internal Revenue Code, in March 2004, at the recommendation of the Compensation Committee and its outside compensation consultant, the Board of Directors approved the adoption of the Management Incentive Plan (the “MIP”), subject to Company shareholder approval. The MIP was approved by the Company’s shareholders at the Company’s 2004 Annual Meeting of Stockholders. Under the MIP, the maximum annual bonuses to be paid to each of the Company’s executive officers as well as the performance goals to be attained by such executive officers as a prerequisite to receiving such bonuses are determined by the Compensation Committee on an annual basis. With respect to the 2005 fiscal year, the Compensation Committee determined that the maximum annual bonus awards to the Company’s executive officers would be established based on a performance goal relating to the Company’s “cash earnings.” The Company defines “cash earnings” as net income excluding amortization of intangibles, depreciation and impairment of goodwill and intangible assets. In January 2006, the Compensation Committee certified that such performance goal had been attained and therefore, such executive officers were eligible to receive their annual bonuses under the MIP and the Company would be able to deduct the amount of such bonuses.

The Company’s policy when granting compensation is to consider the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code. The Company may decide to pay compensation which may not be deductible if the Company believes it is in the best interests of the Company and its stockholders. Accordingly, certain of the RSU grants made to the executive officers, including the Named Executive Officers, vest on the basis of time and not on the basis of performance and, depending on their value, may not be deductible.

Performance-Based Bonus – Corporate Headquarters

The payment of performance-based bonuses to the Company’s executive officers is a significant element of the Company’s executive compensation program. The Compensation Committee utilizes annual performance bonuses to provide a direct financial incentive to the Company’s executive officers. Performance bonuses are designed to reward executive officers for the achievement of corporate goals and individual performance in achieving such goals and to compensate executive officers on the basis of the Company’s financial performance.

Employees, including executive officers, of the Company employed at the Company’s New York headquarters received a share of a performance-based bonus pool for the 2005 fiscal year (the “Bonus Pool”). The amount of the budgeted Bonus Pool was calculated based upon a formula that takes into account specified performance goals of the Company, including the satisfaction of the Company’s goals with respect to consummated acquisitions and the Company’s earnings. The share of the Bonus Pool allocated to each executive officer, other than the Company’s CEO, was determined at the discretion of the Compensation Committee, in consultation with the Company’s CEO, based upon a variety of factors, including: (i) fulfillment of the performance goal established by the Compensation Committee pursuant to the MIP, (ii) the individual performance of the executive officer and (iii) the role of the executive officer within his business unit in achieving the goals set for that business unit. With respect to the remainder of the Bonus Pool, the Compensation Committee delegated to the Company’s CEO and CFO the authority to determine the appropriate share of the Bonus Pool that would be allocated to each business unit for further distribution to the employees comprising such business unit. In determining the allocation to each business unit, the Company’s CEO and CFO considered (i) the overall performance of the business unit in achieving certain goals set for the business unit at the beginning of the year and (ii) the contribution of the business unit to the overall performance of the Company in achieving critical targets, including corporate earnings.

In May 2004, the Compensation Committee approved the Capital Accumulation Plan (the “CAP”), pursuant to which (i) all Company employees employed at the Company’s corporate headquarters, Austin, Texas operations or Birmingham, Alabama operations who earn a base salary of $100,000 or above will receive 10% of the first $150,000 of such employee’s annual bonus compensation in the form of RSUs and (ii) in the event such employee earns a bonus in excess of $150,000, then 25% of the portion over $150,000 will be paid in the form of RSUs. An employee who is subject to the CAP also receives a 10% premium on the portion of such employee’s bonus paid in RSUs, which premium will be paid in the form of additional RSUs. The RSUs granted pursuant to the CAP convey to the holder the right to receive dividend equivalents in the form of additional RSUs and, except in certain circumstances relating to a change in control with respect to the Company and except for certain acceleration provisions contained in the CEO’s employment agreement, vest incrementally over a two-year period. In the aggregate, 13,098 RSUs were granted to the Company’s executive officers at the Company’s corporate headquarters, including the Company’s CEO, pursuant to the CAP for the 2005 annual bonus, which includes 150 additional RSUs that were earned by the executive officers as dividend equivalents in connection with RSUs granted to such executive officers pursuant to the CAP for the 2004 annual bonus. The number of RSUs awarded to each executive officer was determined using the Grant Price Formula.

Performance-Based Bonus – Austin Operations

Executive officers employed by either NFPSI and NFPISI received a share of a separate performance-based cash bonus pool for the 2005 fiscal year (the “Texas Bonus Pool”). The amount of the Texas Bonus Pool was discretionary but was calculated based upon the revenue and earnings growth generated from the Company’s Austin operations as compared to the prior fiscal year and the Company’s overall earnings. The share of the Texas Bonus Pool allocated to each such executive officer was determined at the discretion of the Compensation Committee, in consultation with the Company’s CEO, based upon a variety of factors, including: (i) fulfillment of the performance goals set by the Compensation Committee pursuant to the MIP, (ii) the individual performance of the executive officer and (iii) the role of the executive officer within his business unit in achieving the goals set for that business unit.

As discussed above, executive officers employed by either NFPSI and NFPISI also participate in the CAP. The cash portion of such executive officers’ 2005 bonuses was reduced as a result of such participation. In the aggregate, 7,467 RSUs were granted to the Company’s executive officers employed at the Company’s Austin operations pursuant to the CAP for the 2005 annual bonus, which includes 108 additional RSUs that were earned by such executive officers as dividend equivalents in connection with RSUs granted to such executive officers pursuant to the CAP for the 2004 annual bonus. The number of RSUs awarded to each executive officer was determined using the Grant Price Formula.

Compensation of the Chief Executive Officer

Total compensation of Ms. Bibliowicz, the Company’s CEO, is determined in all respects in accordance with the Company’s compensation philosophy and policies set forth above.

On February 2, 2005, the Compensation Committee approved a new three-year employment agreement with Ms. Bibliowicz, which commenced February 15, 2005. Ms. Bibliowicz’s employment agreement provides for an annual base salary of $700,000. The Compensation Committee set Ms. Bibliowicz’s base salary at a level which would (i) reward her for her efforts in achieving the Company’s growth in revenue, completed acquisitions, net income, cash earnings and adding skilled management personnel to the Company, (ii) remain competitive in the marketplace and (iii) motivate her to remain with the Company. The employment agreement sets Ms. Bibliowicz’s target annual bonus at 125% of her base salary and requires the Company to grant her an annual equity award having a value of $1.3 million in each of the first three years of the employment term (the “Annual Equity Awards”). In addition, the agreement provides for an award of 50,000 RSUs to Ms. Bibliowicz in each of the first three years of the employment term. Accordingly, 50,000 RSUs were granted to Ms. Bibliowicz in February 2005 and March 2006. These RSUs convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs and vest at the end of ten years except that, in the event a change in control occurs with respect to the Company and Ms. Bibliowicz’s employment is terminated without cause by the Company or for good reason by her, these RSUs vest immediately.

In November 2005, the Compensation Committee and the Nominating and Corporate Governance Committee conducted a formal review of Ms. Bibliowicz’s performance. The Compensation Committee concluded that Ms. Bibliowicz had exceeded the Committee’s expectations in her contribution to the Company’s growth in revenues, completed acquisitions, net earnings and cash earnings per share and had met the Committee’s expectations in adding skilled personnel. At the conclusion of Ms. Bibliowicz’s formal review, the Compensation Committee approved the grant of 28,139 RSUs to Ms. Bibliowicz, the second of the three Annual Equity Awards required to be made to Ms. Bibliowicz under the terms of her employment agreement. The number of RSUs awarded to Ms. Bibliowicz was determined using the Grant Price Formula and a $1.3 million award value. These RSUs convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs and, except for certain acceleration provisions contained in the CEO’s employment agreement, these RSUs vest incrementally over a three-year period.

The share of the Bonus Pool allocated to Ms. Bibliowicz was determined by the Compensation Committee in its sole discretion based upon the following factors: (i) the fulfillment of the performance goals established by the Compensation Committee pursuant to the MIP, (ii) an evaluation of Ms. Bibliowicz’s performance compared against strategic goals set for her, (iii) the extent to which the Company’s performance exceeded goals set for the Company with respect to consummated acquisitions and the Company’s cash earnings and (iv) the target annual bonus set forth in Ms. Bibliowicz’s employment agreement. As discussed above, the cash portion of Ms. Bibliowicz’s 2005 bonus was reduced as a result of her participation in the CAP. In the aggregate, 4,197 RSUs were granted to Ms. Bibliowicz pursuant to the CAP for the 2005 annual bonus, including 59 additional RSUs that were earned by Ms. Bibliowicz as dividend equivalents in connection with RSUs granted to her pursuant to the CAP for the 2004 annual bonus. The number of RSUs awarded to Ms. Bibliowicz was determined using the Grant Price Formula. These RSUs convey to Ms. Bibliowicz the right to receive dividend equivalents in the form of additional RSUs and, except for certain acceleration provisions contained in the CEO’s employment agreement, these RSUs vest incrementally over a two-year period.

COMPENSATION COMMITTEE

Stephanie W. Abramson (Chairman)

John A. Elliott

Shari Loessberg

The above report of the Compensation Committee will not be deemed to be incorporated by reference into any filing by the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the same by reference.

COMPENSATION TABLES AND OTHER INFORMATION

Summary Compensation Table

The following summary compensation table sets forth information concerning the cash and non-cash compensation for each of the last three fiscal years earned by, awarded to or paid to the Named Executive Officers.

		Annual Compensation				Long-Term Compensation
						Awards		Payouts
Name and Principal Position	Fiscal Year	Salary	Bonus (1)	Other Annual Compen- sation (2)		Restricted Stock Awards (3)	Securities Underlying Options /SARs (#)	LTIP Payouts (4)	All Other Compen- sation (5)
Jessica M. Bibliowicz Chairman, President and CEO	2005 2004 2003	$687,500 600,000 600,000	$682,500 622,500 725,000	$	— — —	$3,483,285 1,560,520 —	— — 100,000	$ — — —	$8,737 6,562 6,211

Mark C. Biderman Executive Vice President and Chief Financial Officer	2005 2004 2003	360,000 360,000 300,000	526,500 442,500 475,000		— — —	861,976 759,885 —	— — 40,000	— — —	9,105 7,279 6,908

Robert R. Carter President and Director of NFPISI and Director of NFPSI (6)	2005 2004 2003	400,000 400,000 400,000	472,500 472,500 550,000		7,982 — 1,970	256,194 231,215 —	— — 5,000	1,750 24,535 677,000	6,587 6,240 6,090

R. Bruce Callahan Former Chairman and CEO of NFPISI and Director of NFPSI (6)	2005 2004 2003	400,000 400,000 400,000	472,500 472,500 550,000		7,127 — 2,451	256,194 231,215 —	— — 5,000	1,750 24,535 677,000	7,887 6,240 6,090

Douglas W. Hammond Executive Vice President and General Counsel	2005 2004 2003	325,000 325,000 275,000	378,750 285,000 225,000		— — —	516,380 386,903 —	— — 10,000	— — —	6,725 6,150 6,000

Jeffrey A. Montgomery CEO and Director of NFPSI	2005 2004 2003	300,000 300,000 279,167	378,750 307,500 330,000		1,327 — 1,595	516,380 342,867 —	— — 5,000	— — —	6,412 6,240 6,090

(1)	The Company pays cash and non-cash bonuses for performance in the immediately preceding year during February of the following year. Pursuant to the Company’s Capital Accumulation Plan, which was adopted by the Company’s Compensation Committee in May 2004, a portion of the 2004 and 2005 annual bonuses was paid in the form of RSUs. The value of these RSUs is excluded from the “Bonus” column but is included under the column heading, “Restricted Stock Awards.”
(2)	The amounts in this column represent amounts relating to certain perquisites and amounts reimbursed for the payment of taxes relating to such perquisites.
(3)

For the 2005 fiscal year, amounts presented in this column include RSUs granted during the year ended December 31, 2005 and RSUs granted on February 17, 2006 in connection with the 2005 annual bonus (the “2005 Bonus RSUs”), but exclude RSUs granted on February 16, 2005 in connection with the 2004 annual bonus (the “2004 Bonus RSUs”) and additional RSUs earned by the Named Executive Officers as dividend equivalents in connection with RSUs granted to such officers in 2004 (the “Dividend Equivalent RSUs”). All awards shown were valued using the closing price of Common Stock on the date of grant. The number of RSUs granted to the Named Executive Officers for the 2005 fiscal year that will vest, in whole or in part, in under three years from the date of grant were as follows: Ms. Bibliowicz: 32,277 RSUs; Mr. Biderman: 17,334 RSUs; Mr. Carter: 4,836 RSUs; Mr. Callahan: 4,836 RSUs; Mr. Hammond: 10,350 RSUs; and

Mr. Montgomery: 10,350 RSUs. Based on the closing price of Common Stock on February 17, 2006 ($56.84), the aggregate number and value of the 2005 Bonus RSUs were as follows: Ms. Bibliowicz: 4,138 RSUs valued at $235,204; Mr. Biderman: 3,048 RSUs valued at $173,248; Mr. Carter: 2,671 RSUs valued at $151,820; Mr. Callahan: 2,671 RSUs valued at $151,820; Mr. Hammond: 2,017 RSUs valued at $114,646; and Mr. Montgomery: 2,017 RSUs valued at $114,646.

For the 2004 fiscal year, amounts presented in this column include RSUs granted during the year ended December 31, 2004 and the 2004 Bonus RSUs. All awards shown were valued using the closing price of Common Stock on the date of grant. The number of RSUs granted to the Named Executive Officers for the 2004 fiscal year that will vest, in whole or in part, in under three years from the date of grant were as follows: Ms. Bibliowicz: 41,665 RSUs; Mr. Biderman: 20,278 RSUs; Mr. Carter: 6,139 RSUs; Mr. Callahan: 6,139 RSUs; Mr. Hammond: 10,323 RSUs; and Mr. Montgomery: 9,143 RSUs. Based on the closing price of the Company’s Common Stock on February 16, 2005 ($37.83), the aggregate number and value of 2004 Bonus RSUs were as follows: Ms. Bibliowicz: 5,230 RSUs valued at $197,851; Mr. Biderman: 3,462 RSUs valued at $130,967; Mr. Carter: 3,757 RSUs valued at $142,127; Mr. Callahan: 3,757 RSUs valued at $142,127; Mr. Hammond: 1,915 RSUs valued at $72,444; and Mr. Montgomery: 2,136 RSUs valued at $80,805.

Based on the closing price of Common Stock on December 31, 2005 ($52.55), the aggregate number and value of RSUs held by the Named Executive Officers at the end of the 2005 fiscal year (including the Dividend Equivalent RSUs) were as follows: Ms. Bibliowicz: 107,949 RSUs valued at $5,672,720; Mr. Biderman: 29,092 RSUs valued at $1,528,785; Mr. Carter: 7,528 RSUs valued at $395,596; Mr. Callahan: 7,528 RSUs valued at $395,596; Mr. Hammond: 15,919 RSUs valued at $836,543; and Mr. Montgomery: 15,196 RSUs valued at $798,550.

With the exception of the Restricted Stock Grants to the CEO (see the description of Ms. Bibliowicz’s employment agreement on p. 22), all RSUs vest equally over a period of three years, except the 2004 and 2005 Bonus RSUs, which vest equally over a period of two years. All RSUs convey to the holder the right to receive dividend equivalents in the form of additional RSUs.

(4)	The amounts in this column represent payments received under the Company’s acquisition bonus program by each of Messrs. Carter and Callahan for acquisitions that they originated that met certain specified criteria. At NFP’s inception, it established an acquisition bonus program under which certain founding officers and directors were eligible to receive a payment equal to $1.25 million in cash or Common Stock, at their election, for each $5 million of average base earnings of the applicable acquired firms over a three-year period. This acquisition bonus program period commenced with eligible acquisitions effective January 1, 1999 through and including those eligible acquisitions closed by December 31, 2000. Accordingly, the three-year measurement periods ended between December 31, 2001 and December 31, 2003. Effective January 1, 2001, a second acquisition bonus program was implemented, which replaced the first bonus program for eligible acquisitions closed on or after January 1, 2001. The new program covers the same founding officers and directors that were eligible for the first bonus program as well as certain outside consultants. These individuals are eligible to receive payments of: (i) 6% of base earnings of an acquisition at the close of a transaction, paid in cash and (ii) 2% of the base earnings on an annual basis for each of the first three years following the close of the transaction, subject to the acquired firm’s achieving target earnings in each year, or cumulatively as of each anniversary of the acquisition, also paid in cash.
(5)	The amounts in this column represent the Company’s matching contributions under the Company’s 401(k) plan and term life insurance premiums. The Company’s matching contribution under the Company’s 401(k) plan in 2005, 2004 and 2003 to each of Ms. Bibliowicz, Mr. Biderman, Mr. Carter, Mr. Callahan, Mr. Hammond and Mr. Montgomery was $6,300, $6,150, and $6,000, respectively. The remaining amounts in each year represent premiums for term life insurance.
(6)	Other than stock options or RSUs awarded by NFP and bonuses paid pursuant to the Company’s acquisition bonus program, Messrs. Carter and Callahan only receive compensation from NFPISI.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information concerning the exercise of options during the 2005 fiscal year by each Named Executive Officer, as applicable, and the fiscal year-end value of outstanding options for Common Stock, whether or not exercisable, held by the Named Executive Officers.

	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Jessica M. Bibliowicz	—	—	540,000	60,000	$22,457,000	$1,773,000
Mark C. Biderman	2,175	61,400	143,825	44,000	5,558,929	1,390,200
Robert R. Carter	—	—	89,500	3,000	3,782,225	88,650
R. Bruce Callahan	—	—	89,500	3,000	3,782,225	88,650
Douglas W. Hammond	7,935	204,168	37,565	14,500	1,323,663	463,225
Jeffrey A. Montgomery	—	—	34,000	16,000	1,150,700	524,300

(1)	“Value of Unexercised In-the-Money Options at Fiscal Year End” is the aggregate, calculated on a grant-by-grant basis, of the product of the number of unexercised options at the end of 2005 multiplied by the difference between the exercise price for the grant and the last reported sales price at December 31, 2005 of Common Stock, as quoted on the NYSE, of $52.55, excluding grants for which the difference is equal to or less than zero.

Equity Compensation Plan Information

The following table sets forth a description of the Company’s equity compensation plans as of December 31, 2005.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options and Other Rights (1)	Weighted-Average Exercise Price of Outstanding Options and Other Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans, Excluding Securities Reflected in Column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	N/A	N/A	N/A
Equity compensation plans not approved by security holders (3)	5,222,806	$12.20	3,063,032
Total:	5,222,806	$12.20	3,063,032

(1)	The amounts listed in column (a) include securities to be issued upon the vesting of RSUs.
(2)	The amounts listed in column (b) do not take into account outstanding RSUs.
(3)	The material terms of the Company’s equity compensation plans are set forth in Note 12 “Stock Incentive Plans” to the Company’s consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed with the SEC on March 8, 2006.

Company Arrangements with Executive Officers

Employment Agreements

Jessica M. Bibliowicz. Effective April 5, 1999, the Company entered into an employment agreement with Ms. Bibliowicz to serve as the Company’s President and Chief Executive Officer (the “Former Agreement”). The fixed term of the Former Agreement terminated on April 5, 2005; however, pursuant to its terms, the agreement automatically renewed for a one-year period. On February 15, 2005 (the “Commencement Date”), the Company and Ms. Bibliowicz entered into an agreement that amended and restated the Former Agreement (such amended and restated agreement, the “Current Agreement”), pursuant to which Ms. Bibliowicz continues to serve as the Company’s President and Chief Executive Officer.

The Current Agreement will terminate on February 15, 2008 and will automatically renew for one-year periods unless, at least 90 days before a renewal date, notice is given by either party that the agreement will not be extended. Under the Current Agreement, Ms. Bibliowicz is entitled to an annual base salary of $700,000, which the Board of Directors in its sole discretion may increase but not reduce, an annual bonus, with the target level to be no less than 125% of her annual base salary, determined in accordance with the Company’s annual bonus plan applicable to the Company’s senior executive officers, and participation in employee benefit plans and long-term incentive compensation programs on the same basis as other senior executives of NFP. Ms. Bibliowicz is also entitled to receive on the first and second anniversaries of the Commencement Date, subject to her continued employment on each such date, an award relating to Common Stock, the form of such award to be determined by the Compensation Committee. Under the Current Agreement, each such award must have a fair market value on the date of grant no less $1.3 million, and vests in three equal annual installments, subject to her continued employment. In connection with the foregoing, the Company granted to Ms. Bibliowicz 28,139 RSUs under NFP’s Amended and Restated 2002 Stock Incentive Plan in November 2005. Pursuant to the Current Agreement, the Company also granted Ms. Bibliowicz an award of 50,000 RSUs in February 2005 and 50,000 RSUs in March 2006 and, subject to her continued employment as of such date, the Company is obligated to grant Ms. Bibliowicz an award of 50,000 restricted shares of Common Stock or 50,000 RSUs on the second anniversary of the Commencement Date, each such grant to vest in full on the tenth anniversary of the date of grant, subject to her continued employment (the grants described in this sentence are referred to below as the “Restricted Stock Grants”). Under the Current Agreement, Ms. Bibliowicz has agreed to certain noncompetition and nonsolicitation covenants and is bound by confidentiality provisions.

In the event Ms. Bibliowicz’s employment is terminated due to her death or disability, she will be entitled to receive certain payments and benefits, including, without limitation: (i) her annual bonus for the year in which death or disability occurs, prorated through the date of death or termination of employment and (ii) immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for one year after the termination date.

In the event the Company terminates Ms. Bibliowicz’s employment for cause, Ms. Bibliowicz will be entitled to receive certain benefits, including, without limitation, the continued right to exercise vested stock options granted prior to December 2004 for 30 days after the termination date.

In the event the Current Agreement terminates because the Company gives notice of a non-renewal of the agreement’s term, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for 90 days after the termination date.

In the event Ms. Bibliowicz’s employment is terminated without cause, or in the event Ms. Bibliowicz terminates her employment for good reason, she will be entitled to receive certain payments and benefits, including, without limitation: (i) payment for 24 months immediately following termination of employment (the “Continuation Period”) of her then-current annual base salary, (ii) a pro-rata bonus for the year of termination, based on the greater of (A) the target annual bonus award opportunity for such year and (B) the annual bonus for the prior year, (iii) an annual bonus amount to be paid during the Continuation Period based on the greater of the amounts specified in (A) and (B) in the preceding clause and (iv) immediate vesting of all equity awards other than the Restricted Stock Grants, with stock options remaining exercisable for 90 days after the termination date or, for stock options granted prior to December 2004, for the two-year period following the Company’s IPO (if longer).

In the event a change in control occurs with respect to the Company, Ms. Bibliowicz will be entitled to immediate vesting of all equity awards other than the Restricted Stock Grants. In the event that Ms. Bibliowicz’s employment is terminated by the Company without cause or by Ms. Bibliowicz for good reason within 24 months after or, under certain additional circumstances, within six months prior to a change in control, Ms. Bibliowicz will be entitled to the amounts described in the preceding paragraph, except that: (i) the Continuation Period will be 36 months and (ii) the Restricted Stock Grants will become vested. The Current Agreement provides that if, after taking into account the 20% golden parachute excise tax that may be applied to Ms. Bibliowicz’s payments and benefits under the Current Agreement and other NFP plans and programs, her net benefits would be less than her “safe harbor amount” under the Internal Revenue Code’s so-called “golden parachute rules,” NFP will reduce Ms. Bibliowicz’s total payments and benefits so that the total change in control-related payments and benefits paid to her will not exceed her safe harbor amount. The Current Agreement provides that if the reduction described in the preceding sentence is not applicable, NFP will pay to Ms. Bibliowicz the amount that would be otherwise necessary to make her whole with respect to the excise tax.

R. Bruce Callahan. Effective January 1, 2003, the Company entered into an employment agreement with Mr. Callahan to serve as Chairman and Chief Executive Officer of NFPISI through May 1, 2006. On February 16, 2006, the Company and Mr. Callahan mutually agreed to terminate, effective as of December 31, 2005, Mr. Callahan’s agreement. There were no material circumstances surrounding the termination. Since Mr. Callahan’s agreement was mutually terminated, the Company did not incur any early termination penalties and was not required to make any severance payments in connection with the termination of the agreement. Mr. Callahan continues to work with the Company and NFPISI in a non-officer capacity as Vice-Chairman Emeritus of NFPISI.

The former agreement provided Mr. Callahan with annual base compensation of $400,000. In addition, Mr. Callahan was eligible to receive an annual bonus determined by the Compensation Committee, based on his performance and certain objective standards. Under the former agreement, Mr. Callahan was also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. Pursuant to the former agreement, in the event Mr. Callahan’s employment was terminated by him for good reason or by NFPISI, other than a termination by NFPISI for cause, death or disability, NFPISI was obligated to pay Mr. Callahan his base salary for the remainder of the employment term and to fully vest all of his stock option awards. In addition, in the event that Mr. Callahan’s employment was terminated under these circumstances after a change in control occurred with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Callahan would have been entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Callahan was subject to certain nonsolicitation covenants. If his employment terminated prior to May 1, 2005, Mr. Callahan would have been subject to certain noncompetition covenants until May 1, 2006; if his employment terminated on or after May 1, 2005, he would have been subject to these noncompetition covenants for one year.

Robert R. Carter. Mr. Carter serves as President of NFPISI under an employment agreement effective January 1, 2003 through May 1, 2006. The agreement automatically renews for a six-month period unless, at least six months before the expiration of the initial term, notice is given by NFP or NFPISI to Mr. Carter that the agreement will not be extended. The agreement provides Mr. Carter with annual base compensation of $400,000. Mr. Carter is also eligible to receive an annual bonus determined by the Compensation Committee, based on his performance and certain objective standards. Mr. Carter is also entitled to participate in the formal employee benefit plans and programs of NFPISI on the same basis as other employees. In the event Mr. Carter’s employment is terminated by him for good reason or by NFPISI, other than a termination by NFPISI for cause, death or disability, NFPISI is obligated to pay Mr. Carter his base salary for the remainder of the employment term and to fully vest all of his stock option awards. In addition, in the event that Mr. Carter’s employment is terminated under these circumstances after a change in control occurs with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Carter will be entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Carter is subject to certain nonsolicitation covenants. If his employment terminates on or after May 1, 2005, Mr. Carter will be subject to certain noncompetition covenants for one year.

On October 13, 2005, NFP and NFPISI provided notice to Mr. Carter of its intention not to extend the agreement beyond its stated termination date. The terms of a new employment arrangement with Mr. Carter are being considered by the Compensation Committee, NFP, NFPISI and Mr. Carter.

Jeffrey A. Montgomery. Effective November 1, 2003, the Company entered into an employment agreement with Mr. Montgomery to serve as Chief Executive Officer of NFPSI. The fixed term of the agreement terminated on October 31, 2005. Since expiration of the agreement, the Compensation Committee and the Company have been discussing the terms of a new employment agreement with its outside compensation consultant and Mr. Montgomery.

Mr. Montgomery’s former agreement provided Mr. Montgomery with annual base compensation of $300,000. In addition, Mr. Montgomery was eligible to receive an annual bonus based on his performance and certain objective standards. Under the terms of the former agreement, Mr. Montgomery was also entitled to participate in the formal employee benefit plans and programs of NFPSI on the same basis as other executives. Pursuant to the former agreement, in the event Mr. Montgomery’s employment was terminated by him for good reason or by NFPSI, other than a termination by NFPSI for cause, death or disability, NFPSI was obligated to pay Mr. Montgomery his base salary for the remainder of the employment term and to fully vest all of his stock option awards, and with such stock options being exercisable until the earlier of (i) five years from the termination date and (ii) the termination of the exercise period stated in the applicable stock option award agreement without regard to any provision in such agreement that reduces the length of the exercise period upon a termination of employment. In addition, in the event that Mr. Montgomery’s employment was terminated under these circumstances after a change in control occurred with respect to the Company, in addition to the payments and benefits described in the preceding sentence, Mr. Montgomery would have been entitled to an amount equal to his annual bonus for the preceding fiscal year pro rated as of the termination date. During the period of his employment under the agreement plus two additional years, Mr. Montgomery was subject to certain nonsolicitation covenants. Mr. Montgomery was also subject to certain noncompetition covenants for one year following termination of employment. In the event Mr. Montgomery was subject to a noncompetition covenant under the former agreement, NFPSI would continue to pay him his base salary in accordance with the terms of the former agreement, subject to certain exceptions, for a specified amount of time.

Compensation Committee Interlocks and Insider Participation

The current members of the Company’s Compensation Committee are Ms. Abramson (Chairman), Mr. Elliott and Ms. Loessberg, none of whom is or has been an officer or an employee of the Company. In addition, Mr. Ainsberg was a member of the Compensation Committee until June 23, 2005, and is not and has not been an officer or an employee of the Company. None of the Company’s executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors or Compensation Committee.

Performance Graph

The following graph compares cumulative total stockholder return on Common Stock with the S&P Composite 500 Stock Index and an industry index, the S&P Insurance Brokers Index, for the period from September 17, 2003 to December 31, 2005. The stock price performance on the graph below is not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None.

PROPOSAL I. ELECTION OF DIRECTORS

The current term of office of the Company’s directors expires at the Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors have nominated and are recommending the election of each of the nominees set forth below as a director of the Company to serve until the next Annual Meeting of Stockholders or until his or her successor is duly elected and qualified, in accordance with the By-Laws of the Company. Each nominee is currently a director of the Company. Should any nominee become unable or unwilling to accept nomination or election, it is intended that the persons named in the enclosed proxy will vote the shares that they represent for the election of a substitute nominee designated by the Board of Directors upon the recommendation of the Nominating and Corporate Governance Committee, unless the Board of Directors reduces the number of directors. At present, it is anticipated that each nominee will be a candidate.

Name	Age as of January 1, 2006	Year First Elected to Serve as Director
Jessica M. Bibliowicz	46	1999
Stephanie W. Abramson	61	2003
Arthur S. Ainsberg	58	2003
Marc E. Becker	33	1999
John A. Elliott	60	2005
Shari Loessberg	45	2003
Kenneth C. Mlekush	67	2005

More detailed biographical information relating to the nominees for election to the Board of Directors is set forth on page 5.

The Board of Directors recommends a vote FOR each of the persons nominated by the Board of Directors, and your proxy will be so voted unless you specify otherwise. Under the By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal I is required for the election of directors. A vote that is withheld with respect to the election of one or more nominees will be treated as “present” for quorum purposes but will have the same effect as a vote against election of such nominee or nominees.

PROPOSAL II. ADOPTION OF EMPLOYEE STOCK PURCHASE PLAN

The National Financial Partners Corp. Employee Stock Purchase Plan (which may be referred to herein as the “Plan”) was adopted by the Board of Directors on March 3, 2006. In order to become effective, NFP stockholder approval of the Plan must be obtained within one year following such date.

The Board of Directors believes that adoption of the Plan is in the best interests of the Company and its stockholders since the Plan encourages the purchase of Common Stock by the Company’s employees, further aligning the economic interests of employees and stockholders and providing an incentive for continued employment.

Plan Description

The following is a summary of the material provisions of the Plan. The summary is qualified in its entirety by the specific language of the Plan, which is attached hereto as Appendix C.

The Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code.

Purpose

The purpose of the Plan is to provide employees of NFP and wholly-owned subsidiaries of NFP designated for participation in the Plan with an opportunity to purchase Common Stock.

Administration

The Plan will be administered by the Compensation Committee, which may select an administrator to whom its duties may be delegated. The Plan’s administrator has the authority under the Plan to (i) promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, (ii) interpret the Plan and (iii) make all other determinations necessary for Plan administration.

Availability of Shares

Up to 3,500,000 shares of Common Stock will be available for issuance under the Plan, subject to adjustment by the Plan’s administrator in the event of a corporate event such as a stock split, spin-off, reorganization, merger, consolidation, repurchase or share exchange. The shares issuable under the Plan may be authorized but unissued shares, treasury shares or shares purchased in the public market.

Eligibility

Any employee who is, as of the commencement of an offering period, employed by NFP or a wholly-owned subsidiary of NFP designated for participation in the Plan and who is scheduled to work at least 20 hours per week and at least 5 months per year will be eligible to participate in the Plan, so long as, at the beginning of each offering period, the employee has also been in NFP’s continuous employ or that of one of NFP’s subsidiaries for at least one year, except that NFP retains the right to exclude from eligibility for the Plan and participation any executive officer of NFP or any subsidiary of NFP.

Minimum and Maximum Contributions

Each eligible employee will be permitted to purchase shares of Common Stock through regular payroll deductions in an aggregate amount equal to 2% to 10% of the employee’s base salary for each payroll period. A participant in the Plan may contribute a maximum of $10,000 per calendar year toward the purchase of shares of Common Stock under the Plan.

Offering Periods

The Plan provides for a series of consecutive offering periods that will commence at the beginning of each calendar quarter unless the Plan’s administrator determines otherwise. During each offering period, participants will be able to purchase shares of Common Stock with payroll deductions at a purchase price equal to 85% (or a different percentage determined by the Plan’s administrator) of the fair market value of Common Stock at either the beginning or the end of each offering period, whichever price is lower.

Delivery of Purchased Shares

At the end of each offering period, the participant’s option will be exercised and the shares of Common Stock purchased will be credited to the participant’s account under the Plan. The purchased shares will be delivered to the participant upon the participant’s request; however, no withdrawal from a participant’s account will be permitted before 90 days after purchase of the shares.

Amendment and Termination

The Plan may be amended or terminated by the Board of Directors. However, no amendment to the Plan that requires stockholder approval in order for the Plan to continue to comply with Section 423 of the Internal Revenue Code or any other law, regulation or rule will be effective unless the amendment is approved by NFP’s stockholders. In addition, no termination can adversely affect options previously granted and no amendment to a previously granted option that would adversely affect the rights of any participant may be made.

New Plan Benefits

Since participation in the Plan is based upon enrollment by eligible employees and may vary from year to year and from participant to participant, benefits to be paid under the Plan are not determinable at this time.

The Board of Directors recommends a vote FOR adoption of the Plan, and your proxy will be so voted unless you specify otherwise. Under the By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal II is required to approve the Plan. An abstention from voting on this matter will be treated as “present” for quorum purposes and will be counted as a negative vote as to this Proposal II.

PROPOSAL III. ADOPTION OF AMENDMENT TO THE COMPANY’S

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

On March 15, 2006, the Board of Directors adopted a resolution declaring it advisable to amend the Company’s Amended and Restated Certificate of Incorporation to increase the aggregate number of authorized shares of Common Stock from 60 million to 180 million (the “Charter Amendment”). The Board further approved the Charter Amendment and directed that the Charter Amendment be submitted for consideration and approval by the Company’s stockholders at the Annual Meeting.

The Company is also currently authorized to issue up to 200 million shares of preferred stock but no change to the Company’s preferred stock authorization is requested. There are no shares of Preferred Stock currently outstanding.

Proposed Amendment

If the Charter Amendment is adopted, the text of the first paragraph of Article IV, Section 1 of the Company’s Amended and Restated Certificate of Incorporation would read in its entirety as follows:

“Section 1: The Corporation shall be authorized to issue 380,000,000 shares of capital stock, of which 180,000,000 shares shall be shares of Common Stock, $0.10 par value (“Common Stock”), and 200,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

The Certificate of Amendment of Amended and Restated Certificate of Incorporation setting forth the text of Article IV, Section 1 of the Amended and Restated Certificate of Incorporation, as proposed to be amended, is set forth as Appendix D to this Proxy Statement.

Reasons for Charter Amendment

Availability. Of the Company’s 60 million authorized shares of Common Stock, approximately 37.3 million were issued and outstanding (exclusive of approximately 1.4 million shares held in treasury) as of the record date for the Annual Meeting. As of such record date, after taking into account approximately 10.3 million shares of Common Stock reserved for issuance under the Stock Incentive Plans (of which approximately 2.2 million shares are already outstanding due to the exercise of vested stock options or the lapse of vested RSUs), approximately 14.6 million (exclusive of approximately 1.4 million shares held in treasury) of the 60 million shares authorized in the Company’s Amended and Restated Certificate of Incorporation remain available. In the event the Company’s stockholders approve the Plan at the Annual Meeting, after taking into account the 3.5 million shares available for issuance under the Plan, the amount of authorized shares that would remain available may be further reduced.

Future Issuances. The Board currently has not taken any action with respect to the use of the additional authorized shares and there are no present agreements, understandings or plans for the issuance of any of the additional shares that would be authorized by the Charter Amendment. However, the Board of Directors believes the Charter Amendment is advisable in order to allow the Company to pursue suitable corporate activities, including, among other things, to:

•	have shares available for issuance in connection with the Company’s acquisition activity;

•	facilitate future stock splits or dividends;

•	maintain the Company’s financing and capital-raising flexibility; and

•	have shares available for use in the Company’s Stock Incentive Plans.

Adoption of the Charter Amendment and the availability of additional authorized shares would enable the Company to act quickly in response to suitable corporate opportunities should the Board of Directors decide to use shares for any such activities.

Possible Effects of the Charter Amendment

If the Company’s stockholders approve the Charter Amendment, the additional authorized shares of Common Stock would be available for issuance, as are the currently authorized but unissued shares, without further action of the stockholders unless such action is required by applicable law or the rules and regulations of the SEC or the NYSE. In addition, as is true for shares presently authorized, Common Stock authorized by the Charter Amendment may, when issued, have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. There are no preemptive rights with respect to Common Stock. The additional authorized shares of Common Stock would have the identical powers, preferences and rights (including voting rights and rights to dividends) as the shares now authorized. Under Delaware law, stockholders will not have any dissenters’ or appraisal rights in connection with the Charter Amendment. If the Charter Amendment is adopted by the Company’s stockholders, it will become effective upon the filing, promptly after the Annual Meeting, of the Certificate of Amendment required by the General Corporation Law of Delaware.

Under some circumstances, an increase in the authorized shares of Common Stock could have an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of NFP with another company). The Board of Directors’ purpose in recommending an increase in the number of authorized shares of Common Stock is not intended as an anti-takeover measure nor is it being advanced as part of an anti-takeover strategy; the Board of Directors’ purpose in recommending this Proposal III is described above.

The Board of Directors recommends a vote FOR Proposal III, and your proxy will be so voted unless you specify otherwise. Under the General Corporation Law of the State of Delaware and the By-Laws of NFP, the affirmative vote of a majority of the outstanding shares of Common Stock having voting power is required for adoption of the Charter Amendment. An abstention from voting on this matter will be treated as “present” for quorum purposes and will be counted as a negative vote as to this Proposal III.

PROPOSAL IV. RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accountants to conduct the audit of the Company’s books and records for the fiscal year ending December 31, 2006. PricewaterhouseCoopers LLP also served as the Company’s independent registered public accountants for the previous fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting to respond to questions and to make a statement should they so desire.

The Audit Committee is directly responsible for the appointment and retention of the Company’s independent registered public accountants. Although ratification by stockholders is not required by the Company’s organizational documents or under applicable law, the Audit Committee has determined that requesting ratification by stockholders of its selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants is a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

The Board of Directors recommends a vote FOR Proposal IV and your proxy will be so voted unless you specify otherwise. Under the By-Laws of NFP, the affirmative vote of a majority of the votes cast with respect to this Proposal IV is required to approve the ratification of PricewaterhouseCoopers LLP LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2006. An abstention from voting on this matter will be treated as “present” for quorum purposes and will be counted as a negative vote as to this Proposal IV.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The fees described below were paid to PricewaterhouseCoopers LLP (“PwC”).

Audit and Audit Related Fees aggregated $2.3 million and $2.7 million for the years ended December 31, 2005 and 2004, respectively, and were composed of the following:

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the audits of the Company’s annual consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, for the audit of management’s assessment of the effectiveness of the Company’s internal control over financial reporting in 2005 and 2004, for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in the fiscal years 2005 and 2004, and for other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the SEC for the fiscal years 2005 and 2004 were $2.2 million and $2.6 million, respectively.

Audit Related Fees

In addition to Audit Fees, PwC billed the Company $0.1 million for each of the fiscal years ended December 31, 2005 and 2004 for Audit Related Fees for assurance and related services. These services related to employee benefits plan audits, attest services that are not required by statute or regulation, audit consultations and internal control matters.

Tax Fees

PwC has billed the Company approximately $3,900 and $24,500, in the aggregate, for the fiscal years ended December 31, 2005 and 2004, respectively, for services rendered to the Company for tax compliance.

All Other Fees

The aggregate fees billed by PwC for services rendered to the Company, other than services described above under Audit Fees, Audit Related Fees and Tax Fees, for each of the fiscal years ended December 31, 2005 and 2004 were $1,626 and $1,500, respectively. These services related to the subscriptions for access to electronic financial reporting and assistance tools.

Audit Committee Approval of Fees

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent auditor. Before the auditor is engaged by NFP to render audit or non-audit services, the engagement is approved by the Audit Committee.

All work performed by PwC as described above under the captions Audit Fees, Audit Related Fees, Tax Fees and All Other Fees has been approved in advance by the Audit Committee. The Audit Committee has considered and concluded that the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

OTHER MATTERS

At the date of this Proxy Statement, the Company has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote the shares which they represent.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2007 (the “2007 Annual Meeting”) must arrange to have the proposal delivered to the Company not later than December 26, 2006, in order to have the proposal considered for inclusion in the Company’s proxy material for that meeting. Proposals should be sent to the Corporate Secretary at National Financial Partners Corp., 787 Seventh Avenue, 11th Floor, New York, N.Y. 10019 and any stockholder submitting a proposal must follow the procedures required by Exchange Act Rule 14a-8. In addition, in order to be properly brought before the 2007 Annual Meeting by a stockholder, notice of a matter that is not included in the Company’s proxy material must be received by the Company no later than March 9, 2007. Matters submitted after this date are untimely and may not be presented in any manner at the 2007 Annual Meeting.

ACCESS TO PROXY MATERIALS

If your shares are registered in your own name with the Company’s transfer agent, you may elect to receive the Company’s Annual Report or Proxy Statement electronically by contacting Mellon (i) by mail at 480 Washington Boulevard, Jersey City, NJ 07310, (ii) by e-mail at shrrelations@melloninvestor.com or (iii) by logging on to Mellon’s Investor ServiceDirect at www.melloninvestor.com/isd. Stockholders owning shares through a bank, broker or other holder of record should contact the record holder for information regarding electronic delivery of materials. An election to receive materials through the Internet will remain in effect for all future annual meetings unless revoked. Stockholders requesting electronic delivery may incur costs, such as telephone and Internet access charges, that must be borne by the stockholder. Stockholders who elect to access proxy materials on the Internet may request prompt delivery of a hard copy of the Company’s Annual Report or Proxy Statement by contacting the Company at (212) 301-4000 or by writing to the Investor Relations Department of the Company at 787 Seventh Avenue, 11th Floor, New York, NY 10019.

REPORTS

The Company will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Investor Relations Department of the Company at the address above. This Proxy Statement, the Company’s 2005 Annual Report to Stockholders and Annual Report on Form 10-K are also available on the Company’s website at http://www.nfp.com/ir/, and a copy of the 2005 Annual Report to Stockholders is included in this mailing. The 2005 Annual Report to Stockholders, Annual Report on Form 10-K and information on the website other than the Proxy Statement, are not part of the Company’s proxy soliciting materials.

By Order of the Board of Directors,

DOUGLAS W. HAMMOND

Executive Vice President,

General Counsel and Corporate Secretary

April 24, 2006

Appendix A

NATIONAL FINANCIAL PARTNERS CORP.

GUIDELINES FOR SELECTION OF DIRECTORS

Upon recommendation of the Nominating and Corporate Governance Committee (the “Committee”), the Board of Directors (the “Board”) of National Financial Partners Corp. (“NFP” or the “Company”) has adopted the following guidelines establishing procedures to be followed in identifying and evaluating candidates for nomination to the Board, including evaluation of the independence of such candidates under standards set by the New York Stock Exchange (the “NYSE”) and under applicable law. The guidelines are intended to reflect the Company’s commitment to the highest standards of corporate governance, and to comply with NYSE and other legal requirements. The Committee will periodically review these guidelines and propose modifications as appropriate.

I.	Board Composition

The members of the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business and other experience useful to the effective oversight of the Company’s business. A majority of the Board shall consist of directors whom the Board has determined meet the criteria for independence as established by the Board in accordance with NYSE listing standards and any other applicable laws, rules and regulations regarding independence in effect from time to time and the Board’s business judgment (an “Independent Director”).

II.	Identifying Potential Candidates

The Committee shall conduct searches for and identify qualified nominees to serve on the Board pursuant to the criteria set forth herein, in the Corporate Governance Guidelines and in the charter of the Committee. The Committee, in identifying potential candidates, may also rely on any strategies or techniques that it deems appropriate and helpful and that are not inconsistent with the criteria set forth in the Corporate Governance Guidelines or in the Committee’s charter.

The Committee may accept suggestions from management of the Company, members of the Board, and employees as to potential candidates for nomination.

The Committee may retain a search firm to be used to identify candidates. The Committee will have sole responsibility for the retention and termination of such firm, including sole authority to approve the search firm’s fees and retention terms after consultation with management of the Company.

The Committee will also consider shareholders’ recommendations for nominees for membership on the Board, provided a shareholder making such a recommendation meets, and provides evidence of meeting, the minimum eligibility requirements specified in Exchange Act Rule 14a-8 and submits, within the same timeframe for submitting a shareholder proposal required by Rule 14a-8, the following: (1) evidence in accordance with Rule 14a-8 of compliance with the shareholder eligibility requirements (including the shareholder’s name and evidence of the shareholder’s ownership of Company stock, including the number of shares owned and length of time of ownership), (2) the written consent of the candidate(s) for nomination as a director, (3) a resume or other written statement of the qualifications of the candidate(s) for nomination as a director, and (4) all information regarding the candidate(s) and the submitting shareholder that would be required to be disclosed in a proxy statement filed with the Securities and Exchange Commission (“SEC”) if the candidate(s) were nominated for election to the Board of Directors. The Committee shall evaluate candidates proposed by eligible shareholders in the same manner as other candidates suggested or recommended to the Committee. All such shareholder submissions shall be submitted to the attention of the Presiding Director at the Company’s principal executive offices.

III.	Selection of Directors

Nominations and Appointments. The Committee shall be responsible for identifying and recommending to the Board qualified candidates for Board membership, based primarily on the following criteria:

•	Judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business;

•	Diversity of viewpoints, backgrounds, experiences and other demographics;

•	Business or other relevant experience; and

•	The extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to the needs of the Company.

The Committee may also rely on any other factors that it deems appropriate and that are not inconsistent with the criteria set forth in the Corporate Governance Guidelines or any factors set forth in the charter of the Committee. Members of the Committee shall discuss and evaluate possible candidates in detail prior to recommending them to the Board.

The Committee shall also be responsible for initially assessing whether a candidate would be an Independent Director. The Board, taking into consideration the recommendations of the Committee, shall be responsible for selecting the nominees for election to the Board by the shareholders and for appointing directors to the Board to fill vacancies, with primary emphasis on the criteria set forth above, and shall also make the determination as to whether a nominee or appointee would be an Independent Director.

Invitations. The Chairman of the Committee and the Chairman of the Board shall extend an invitation to the potential director nominee to join the Board.

IV.	Director Independence

The term independent is defined in accordance with the NYSE independence requirements, the Sarbanes-Oxley Act and the Board’s business judgment. A director is deemed to be independent if he or she does not have a direct or indirect material relationship with NFP or any of its consolidated subsidiaries (collectively, the “NFP Consolidated Group”) or with any senior management member of the NFP Consolidated Group. In determining the materiality of a relationship and the director’s independence, the Board and the Committee shall be guided by the following independence standards:

A director shall be deemed to have a material relationship with the NFP Consolidated Group and thus shall not be deemed independent if:

•	The director is or has been employed by the NFP Consolidated Group within the last three years;

•	An immediate family member (defined below) of the director is or has been employed by the NFP Consolidated Group as an executive officer within the last three years;

•	The director is a current partner or a current employee of the NFP Consolidated Group’s internal or external auditor, or was within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the NFP Consolidated Group’s audit within that time;

•	An immediate family member of the director is a current partner of the NFP Consolidated Group’s internal or external auditor; or is a current employee of such a firm and participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or was within the last three years (but no longer is) a partner or employee of such a firm and personally worked on the NFP Consolidated Group’s audit within that time;

•	An executive officer of the NFP Consolidated Group serves, or within the last three years served, on the compensation committee of a company which at the same time as such service employs, or employed, the director or an immediate family member of the director, as an executive officer;

•	The director has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the NFP Consolidated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received by a director for former service as an interim Chairman or CEO or other executive officer;

•	An immediate family member of the director has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the NFP Consolidated Group, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) and compensation received for service as an employee (other than an executive officer) of the NFP Consolidated Group;

•	The director is a current employee of a company that has made payments to, or received payments from, the NFP Consolidated Group, for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided that, the three year look-back applies solely to the financial relationship between the NFP Consolidated Group and the director’s current employer and the Committee and the Board need not consider former employment of the director; or

•	An immediate family member of the director is a current executive officer of a company that has made payments to, or received payments from, the NFP Consolidated Group for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; provided that, the three year look-back applies solely to the financial relationship between the NFP Consolidated Group and the immediate family member’s current employer and the Committee and the Board need not consider former employment of the immediate family member.

The following relationships shall be deemed immaterial and shall not disqualify the director from being independent:

•	A director who serves as an Interim Chairman, Interim CEO or other interim executive officer of NFP shall not be disqualified from being considered independent following that employment;

•	A material relationship that is based on having an immediate family member of the director serving as an officer of the NFP Consolidated Group shall be deemed immaterial upon a legal separation, divorce, death or incapacitation of that immediate family member; or

•	A director’s affiliation (through employment or otherwise) with an entity that owns less than 15% of NFP’s common stock.

For the purposes of these independence standards guidelines, the terms:

•	“Affiliate” means any corporation or other entity that controls, is controlled by or is under common control with NFP, as evidenced by the power to elect a majority of the Board or comparable governing body of such entity.

•	“Immediate Family Member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters in-law, brothers and sisters in-law, and anyone (other than domestic employees) who shares such person’s home.

For any relationships not covered above, the determination of whether these relationships are material or not and whether the director would be independent or not, shall be made by the directors who satisfy the independence standards set forth in this section.

In making determinations of the materiality of relationships and the director’s independence, the Board and the Committee shall examine all factors that may appear to affect independence, including commercial, industrial, banking, legal, accounting, charitable and familial relationships.

NFP and its affiliates shall not make any personal loans or extensions of credit to directors or executive officers. All directors shall only receive directors’ fees as their compensation for Board and/or Board committee service. The payment of consulting, advisory or other compensatory fees to an independent director from NFP or one of its affiliates during such director’s tenure is prohibited and shall negate the director’s independence.

Each director has an affirmative obligation to inform the Board of any material changes in his or her circumstances or relationships that may impact his or her designation by the Board as “independent.”

V.	Additional Qualifications for Audit Committee Members

In addition to the foregoing provisions, members of the Audit Committee must satisfy additional requirements to be considered independent as provided for by the SEC rules. Under the SEC rules, in order to be considered independent, a member of the Audit Committee may not, other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee:

•	Accept directly or indirectly any consulting, advisory, or other compensatory fee from NFP or any of its subsidiaries; provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with NFP (provided that such compensation is not contingent in any way on continued service); or

•	Be an affiliated person of NFP or any of its subsidiaries.

For the purposes of the foregoing, the following terms have the meanings set forth below:

1.	“Affiliate” of, or a person “affiliated” with, a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

2.	(A) A person will be deemed not to be in control of a specified person for purposes of this definition if the person:

(i)	Is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person; and

(ii)	Is not an executive officer of the specified person.

(B) Paragraph 2(A) of this definition only creates a safe harbor position that a person does not control a specified person. The existence of the safe harbor does not create a presumption in any way that a person exceeding the ownership requirement in paragraph 2(A)(i) of this section controls or is otherwise an affiliate of a specified person.

(C) The following will be deemed to be affiliates:

(i)	An executive officer of an affiliate;

(ii)	A director who also is an employee of an affiliate;

(iii)	A general partner of an affiliate; and

(iv)	A managing member of an affiliate.

•	“Control” (including “controlling,” “controlled by” and under “common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

•	“Executive Officer” when used with reference to NFP, means its president, any vice president of NFP in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for NFP. Executive officers of NFP’s subsidiaries may be deemed executive officers of NFP if they perform such policy making functions for NFP.

•	“Indirect” acceptance by a member of the Audit Committee of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to NFP or any of its subsidiaries.

In addition, the NYSE requires that each member of the Company’s Audit Committee be “financially literate,” or become so within a reasonable period after being appointed to the Audit Committee. The Committee and the Board shall interpret the financial literacy qualification in its business judgment. Further, the Committee and the Board may presume that any member who has been deemed an “audit committee financial expert” is financially literate.

The NYSE also requires that at least one member of the Audit Committee have “accounting or related financial management expertise.” The Committee and the Board shall determine whether the accounting or related financial management expertise qualification is met using its business judgment.

The SEC also requires the Company to determine whether an “audit committee financial expert” serves on the Company’s Audit Committee. To qualify, a director must possess each of five attributes and must have attained the attributes through one or more of four means.

An “audit committee financial expert” means a director who has the following attributes:

•	An understanding of GAAP and financial statements;

•	The ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves;

•	Experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such practice;

•	An understanding of internal controls and procedures for financial reporting; and

•	An understanding of audit committee functions.

A director shall have acquired such attributes through one or more of the following means:

•	Through education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or through experience in one or more positions that involve performance of similar functions;

•	Through experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;

•	Through experience actively overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or

•	Through other relevant experience.

VI.	Additional Qualifications for Compensation Committee Members

Each member of the Company’s Compensation Committee is required to be an “outside director” under Section 162(m) of the Internal Revenue Code. Pursuant to the regulations under Section 162(m), “outside directors” are generally considered to be directors who (i) are not current or former officers or employees of the

Company or its affiliates and (ii) do not receive any direct or indirect remuneration from the Company or its affiliates (other than as a director) in exchange for goods or services provided to the Company or its affiliates. A director will be viewed as having received remuneration for services other than as a director, and thus will not constitute an “outside director,” if:

•	payment for non-director services is made by the Company or its affiliates to an entity in which the director has a beneficial ownership interest of greater than 50%;

•	payments for non-director services during the Company’s preceding taxable year were made by the Company or its affiliates to an entity by which the director is employed (including self-employed) and such payments (i) exceeded 5% of the entity’s gross income for its taxable year ending with or within the Company’s taxable year, or (ii) exceeded $60,000 and were paid for personal services (including legal) to an entity that employs the director; or

•	payment for non-director services is made by the Company or its affiliates to an entity in which the director has a beneficial ownership interest of at least 5% but not more than 50% and such payments exceeds $60,000.

VII.	Alignment of Interests

The Board believes that it is important for each independent director to have a financial stake in the Company, in addition to any equity compensation received in connection with such director’s service on the Board, to help align the director’s interests with those of the Company’s shareholders.

Appendix B

AMENDED AND RESTATED CHARTER OF THE

AUDIT COMMITTEE OF THE

BOARD OF DIRECTORS OF

NATIONAL FINANCIAL PARTNERS CORP.

AS ADOPTED BY THE BOARD

ON NOVEMBER 16, 2005

I.	PURPOSE OF THE COMMITTEE

The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of National Financial Partners Corp. (the “Company”) is to:

A.	Assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, (iv) the performance of the Company’s internal audit function and independent auditors and (v) the Company’s management of market, credit, liquidity and other financial and operational risks; and

B.	Prepare the report required to be prepared by the Committee pursuant to the rules of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of no fewer than three members of the Board. The members of the Committee shall each have been determined by the Board to be “independent” under the rules of the New York Stock Exchange, Inc. (“NYSE”) and, as applicable, under the Sarbanes-Oxley Act of 2002 (the “2002 Act”). The Board shall also determine that each member is “financially literate” and that at least one member has “accounting or related financial management expertise,” in each case as such qualifications are defined by the NYSE. No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee. No member of the Committee may receive any compensation from the Company other than (i) director’s fees, which may be received in cash, common stock, equity-based awards or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive.

Members of the Committee shall be appointed by the Board based on the recommendations of the Nominating and Corporate Governance Committee and shall serve at the pleasure of the Board and for such term or terms as the Board may determine.

III.	COMMITTEE STRUCTURE AND OPERATIONS

The Board shall designate one member of the Committee as its chairperson; provided that, if the Board does not so designate a chairperson, the members of the Committee, by majority vote, may designate a chairperson. The Committee shall meet at least once during each fiscal quarter, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson.

The Committee may invite such members of management and other persons to its meetings as it may deem desirable or appropriate. The Committee shall report regularly to the Board summarizing the Committee’s actions and any significant issues considered by the Committee.

IV.	COMMITTEE DUTIES AND RESPONSIBILITIES

The following are the duties and responsibilities of the Committee, consistent with and subject to applicable laws, rules and regulations promulgated by the SEC, NYSE or any other applicable regulatory authority:

A.	To meet with the independent auditors, the Company’s management, the Director of Internal Audit and such other personnel as it deems appropriate and discuss such matters as it considers appropriate, including the matters referred to below. The Committee must meet separately with the independent auditors, the Company’s management, and the Director of Internal Audit periodically, normally at least once each fiscal quarter.

B.	To decide whether to appoint, retain or terminate the Company’s independent auditors, including sole authority to approve all audit engagement fees and terms and to pre-approve all audit and non-audit services to be provided by the independent auditors. The Committee shall monitor and evaluate the auditors’ qualifications, performance and independence on an ongoing basis, and shall be directly responsible for overseeing the work of the independent auditors (including resolving disagreements between management and the auditor regarding financial reporting). In conducting such evaluations, the Committee shall:

(1)	At least annually, obtain and review a report by the independent auditors describing: the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditors, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company (including information the Company determines is required to be disclosed in the Company’s proxy statement as to services for audit and non-audit services provided to the Company and those disclosures required by Independence Standards Board Standard No. 1, as it may be modified or supplemented).

(2)	Discuss with the independent auditors any disclosed relationships or services that may impact the objectivity or independence of the independent auditors.

(3)	Review and evaluate the qualifications, performance and independence of the lead partner of the independent auditors.

(4)	Take into account the opinions of management and the Director of Internal Audit.

(5)	Discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

The Committee shall present its conclusions with respect to the independent auditors to the Board for its information at least annually.

C.	To obtain from management in connection with any audit a timely report relating to the Company’s annual audited financial statements describing all critical accounting policies and practices to be used and all alternative treatments of financial information that have been discussed by the independent auditors and management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, which report will be reviewed and concurred with by the independent auditors, and to obtain from the independent auditors any material written communications between the independent auditors and management, such as any “management” letter or schedule of unadjusted differences.

D.	To meet with management and the independent auditors to review and discuss the Company’s annual audited financial statements and quarterly financial statements and drafts of the Company’s periodic reports, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and to discuss with the Company’s Chief Executive Officer and Chief Financial Officer their certifications to be provided pursuant to Sections 302 and 906 of the 2002 Act, including whether the financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company as of and for the periods presented and whether any significant deficiencies exist in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, any material weaknesses exist in internal controls, or any fraud has occurred, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The Committee shall discuss, as applicable: (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; and (c) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

E.	To discuss with the independent auditors on at least an annual basis the matters required to be discussed by Statement of Accounting Standards No. 61, as it may be modified or supplemented, as well as any problems or difficulties the auditors encountered in the course of the audit work, including any restrictions on the scope of the independent auditors’ activities or access to requested information, and any significant disagreements with management and management’s responses thereto. Among the items the Committee will consider discussing with the independent auditors are: any accounting adjustments that were noted or proposed by the independent auditors but were “passed” (as immaterial or otherwise); any substantive communications between the audit team and the independent auditor’s national office with respect to auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company to the extent not addressed in Section IV. D. above. The discussion shall also include the responsibilities, budget and staffing of the Company’s internal audit function.

F.	To discuss with management the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. Discussion of earnings releases as well as financial information and earnings guidance may be done generally (i.e., discussion of the types of information to be disclosed and the type of presentation to be made).

G.	To discuss with management and, as appropriate, the independent auditors periodically, normally on at least an annual basis:

(1)	The independent auditors’ annual audit scope, risk assessment and plan.

(2)	The form of independent auditors’ report on the annual financial statements and matters related to the conduct of the audit under generally accepted auditing standards.

(3)	Comments by the independent auditors on internal controls and significant findings and recommendations resulting from the audit.

H.	To appoint the Director of Internal Audit in consultation with management. In connection with such appointment, the Director of Internal Audit shall report functionally to the Committee and administratively to the Company’s CEO. The annual compensation of the Director of Internal Audit shall be determined by the Committee in consultation with management, subject to the approval of the Compensation Committee of the Board.

I.	To discuss with management and the Director of Internal Audit periodically, normally on at least an annual basis:

(1)	The adequacy of the Company’s internal controls and disclosure controls and procedures.

(2)	The annual internal audit plan, risk assessment, including the results of the annual financial risk assessment conducted by the Company’s finance department and the Director of Internal Audit, and significant findings and recommendations and management’s responses thereto.

(3)	Internal audit staffing.

(4)	The internal audit function and responsibilities and any scope restrictions encountered during the execution of internal audit responsibilities.

J.	To establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

K.	To establish policies governing the hiring by the Company of any current or former employee of the Company’s independent auditors. These policies shall provide that no former employee of the independent auditors who was a member of the Company’s audit engagement team may undertake a financial reporting oversight role at the Company within one year of the date of the commencement of procedures for a review or audit.

L.	To discuss with management periodically, normally on at least an annual basis, management’s assessment of the Company’s market, credit, liquidity and other financial and operational risks, and the guidelines, policies and processes for managing such risks.

M.	To discuss with the Company’s General Counsel any significant legal, compliance or regulatory matters that may have a material impact on the Company’s business, financial statements or compliance policies.

N.	To obtain assurance from the independent auditors that the audit of the Company’s financial statements was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which sets forth certain procedures to be followed in any audit of financial statements required under that Act.

O.	To produce the reports described under “Committee Reports” below.

P.	To discharge any other duties or responsibilities delegated to the Committee by the Board from time to time.

V.	COMMITTEE REPORTS

The Committee shall produce the following reports and provide them to the Board:

A.	Any report, including any recommendation, or other disclosures required to be prepared by the Committee pursuant to the rules of the SEC for inclusion in the Company’s annual proxy statement.

B.	An annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also include a review of the adequacy of this charter and shall recommend to the Board any revisions the Committee deems necessary or desirable, although the Board shall have the sole authority to amend this charter. The performance evaluation shall be conducted in such manner as the Committee deems appropriate.

VI.	DELEGATION TO SUBCOMMITTEE

The Committee may, in its discretion, delegate a portion of its duties and responsibilities to a subcommittee of the Committee. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are presented to the Committee at its next scheduled meeting.

VII.	RESOURCES AND AUTHORITY OF THE COMMITTEE

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts, as it deems appropriate.

Appendix C

NATIONAL FINANCIAL PARTNERS CORP.

EMPLOYEE STOCK PURCHASE PLAN

1.    Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase common stock of the Company.

2.    Definitions.

a. “Board” shall mean the Board of Directors of the Company.

b. “Change in Capitalization” shall mean any dividend or other distribution (whether in the form of cash, Common Stock, or other property), recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event.

c. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder.

d. “Committee” shall mean the Board, the Compensation Committee of the Board, or such other Committee appointed by the Board to administer the Plan and to perform the functions set forth herein.

e. “Common Stock” shall mean shares of common stock, par value $.10 per share, of the Company.

f. “Company” shall mean National Financial Partners Corp., a Delaware corporation.

g. “Compensation” shall mean the pre-tax fixed salary or base wages paid by the Company to an Employee as reported by the Company to the United States government (or other applicable government) for income tax purposes, including such Employee’s portion of salary deferral contributions pursuant to Section 401(k) of the Code and any amount excludable pursuant to Section 125 of the Code, but excluding any bonus, fee, overtime pay, severance pay, expenses, stock option or other equity incentive income, or other special emolument or any credit or benefit under any employee plan maintained by the Company.

h. “Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company (including, but not limited to, military or sick leave), provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

i. “Designated Subsidiaries” shall mean the wholly-owned subsidiaries of the Company which have been designated by the Company from time to time in its sole discretion as eligible to participate in the Plan.

j. “Employee” shall mean any person, including an officer, who is regularly employed by the Company or one of its Designated Subsidiaries.

k. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder.

l. “Exercise Date” shall mean the last business day of each Offering Period.

m. “Fair Market Value” per share as of a particular date shall mean (i) the closing sales price per share of Common Stock on the national securities exchange on which the Common Stock is principally traded, on such date or on the last preceding date on which there was a sale of such Common Stock on such exchange, or (ii) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market, such value as the Committee, in its sole discretion, shall determine.

n. “Offering Date” shall mean the first business day of each calendar quarter of each Plan Year during the effectiveness of the Plan, or such other date or dates determined by the Committee.

o. “Offering Period” shall mean each calendar quarter of each Plan Year during the effectiveness of the Plan, commencing on each Offering Date, or such other period or periods determined by the Committee.

p. “Participant” shall mean an Employee who participates in the Plan.

q. “Plan” shall mean this National Financial Partners Corp. Employee Stock Purchase Plan, as amended from time to time.

r. “Plan Year” shall mean the calendar year, or such other period or periods determined by the Committee.

3.    Eligibility. Subject to the requirements of Section 4b hereof, any person who is (i) an Employee as of an Offering Date and (ii) who is regularly scheduled to work at least 20 hours per week and at least five months per year shall be eligible to participate in the Plan and be granted an option for the Offering Period commencing on such Offering Date if (iii) at the commencement of such Offering Period such person has maintained Continuous Status as an Employee for at least one year; provided, however, that the Company shall have the right to exclude from eligibility and participation any executive officer of the Company or any subsidiary.

4.    Grant of Option; Participation.

a. On each Offering Date, the Company shall commence an offer by granting each eligible Employee an option to purchase shares of Common Stock, subject to the limitations set forth in Sections 3 and 10 hereof.

b. Each eligible Employee may elect to become a Participant in the Plan with respect to an Offering Period, only by filing an agreement with the Company authorizing payroll deductions (as set forth in Section 5 hereof). Such authorization will remain in effect for all subsequent Offering Periods during which the Participant is an Employee eligible to participate in the Plan, until modified or terminated by the Participant.

c. The option price per share of the Common Stock subject to an offering shall be 85% (or such other percentage determined by the Committee) of the lesser of (i) the Fair Market Value of a share of Common Stock as of the Offering Date or (ii) the Fair Market Value of a share of Common Stock as of the Exercise Date.

5.    Payroll Deductions.

a. A Participant may, in accordance with rules adopted by the Committee, authorize a payroll deduction (or such other method of payment determined by the Committee) of any whole percentage from 2% to 10% of such Participant’s Compensation for each pay period. A Participant may decrease, but may not increase, such payroll deduction (including a cessation of payroll deductions) at any time but not more frequently than once per calendar quarter, by filing a new authorization form with the Committee. For purposes of this Plan, any reference to contributions by payroll deduction is deemed to also include any other method of contribution determined by the Committee from time to time.

b. All payroll deductions made by a Participant shall be credited to such Participant’s account under the Plan. A Participant may not make any additional payments into such account.

c. A Participant may contribute a maximum of $10,000 under the Plan per calendar year.

6.    Exercise of Option.

a. Unless a Participant withdraws from the Plan as provided in Section 8 hereof, such Participant’s option to purchase Common Stock will be exercised automatically on the Exercise Date, and the maximum number of shares subject to such option will be purchased for such Participant at the applicable option price with the accumulated payroll deductions in such Participant’s account. During a Participant’s lifetime, a Participant’s option to purchase shares hereunder is exercisable only by such Participant.

b. If applicable, any cash balance remaining in a Participant’s account after the termination of an Offering Period will be carried forward to the Participant’s account for the purchase of Common Stock during the next Offering Period unless the Participant elects to terminate participation in the Plan under Section 8 hereof, in which case the Participant will receive a cash payment equal to the balance of his or her account.

c. The shares of Common Stock purchased upon exercise of an option hereunder shall be credited to the Participant’s account under the Plan and shall be deemed to be transferred to the Participant on the Exercise Date and, except as otherwise provided herein, the Participant shall have all rights of a stockholder with respect to such shares.

7.    Delivery of Common Stock. All shares of Common Stock purchased under the Plan shall be placed, in book-entry form, into a record-keeping account in the name of the Participant. Upon request, the Company shall arrange the delivery to a Participant of a stock certificate representing the shares of Common Stock which the Participant requests to withdraw. Withdrawals may not occur prior to 90 days after the Exercise Date on which such shares of Common Stock were purchased. Shares of Common Stock received upon stock dividends or stock splits shall be treated as having been purchased on the Exercise Date of the shares to which they relate.

8.    Withdrawal; Termination of Employment.

a. A Participant may withdraw all, but not less than all, of the payroll deductions and cash dividends credited to such Participant’s account (that have not been used to purchase shares of Common Stock) under the Plan at any time by giving written notice to the Company received at least 10 days prior to the immediately following Exercise Date. All such payroll deductions credited to such Participant’s account will be paid to such Participant promptly after receipt of such Participant’s notice of withdrawal and such Participant’s option for the Offering Period in which the withdrawal occurs will be automatically terminated. No further payroll deductions for the purchase of shares of Common Stock will be made for such Participant during such Offering Period and for the following Offering Period, and any additional cash dividends during the Offering Period will be distributed to the Participant.

b. Upon termination of a Participant’s Continuous Status as an Employee during the Offering Period for any reason, including voluntary termination, retirement or death, the payroll deductions credited to such Participant’s account that have not been used to purchase shares of Common Stock will be returned to such Participant or, in the case of such Participant’s death, to the person or persons entitled thereto under Section 12 hereof, and such Participant’s option will be automatically terminated.

9.    Interest. No interest or cash dividends shall accrue on, or be payable with respect to, the payroll deductions of a Participant in the Plan.

10.    Stock.

a. The maximum number of shares of Common Stock which shall be reserved for sale under the Plan shall be 3,500,000, subject to adjustment upon Changes in Capitalization of the Company as provided in Section 16 hereof. Such shares of Common Stock may be authorized and unissued shares, treasury shares or shares purchased in the public market. If the total number of shares which would otherwise be subject to options granted pursuant to Section 4a hereof on an Offering Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Committee shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Committee shall give written notice to each Participant of such reduction of the number of option shares affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b. Shares of Common Stock to be delivered to a Participant under the Plan will be registered in the name of the Participant or, at the election of the Participant, in the name of the Participant and another person as joint tenants with rights of survivorship.

11.    Administration. The Plan shall be administered by the Committee, and the Committee may select an administrator to whom its duties and responsibilities hereunder may be delegated. The Committee shall have full power and authority, subject to the provisions of the Plan, to promulgate such rules and regulations as it deems necessary for the proper administration of the Plan, to interpret the provisions and supervise the administration of the Plan, and to take all action in connection therewith or in relation thereto as it deems necessary or advisable. Any decision reduced to writing and signed by a majority of the members of the Committee shall be fully effective as if it had been made at a meeting duly held and shall be binding on all parties. The Company will pay all expenses incurred in the administration of the Plan. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan, and all members of the Committee shall be fully indemnified by the Company with respect to any such action, determination or interpretation.

12.    Designation of Beneficiary.

a. A Participant may file, on forms supplied by and delivered to the Company, a written designation of a beneficiary who is to receive any shares and cash remaining in such Participant’s account under the Plan in the event of the Participant’s death.

b. Such designation of beneficiary may be changed by the Participant at any time by written notice. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver shares of Common stock and/or cash to the executor or administrator of the estate of the Participant or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

13.    Transferability. Neither payroll deductions credited to a Participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 12 hereof) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 8 hereof.

14.    Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

15.    Reports. Individual accounts will be maintained for each Participant who purchases shares of Common Stock. Statements of account will be given to Participants as soon as practicable following each Offering Period, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares of Common Stock purchased, the aggregate shares in the Participant’s account and the remaining cash balance, if any.

16.    Effect of Certain Changes. In the event of a Change in Capitalization, the Committee shall determine in its sole discretion the appropriate equitable adjustments, if any, to be made under the Plan, including without limitation adjustments to the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been purchased or placed under option, as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised.

17.    Amendment or Termination. The Board may at any time terminate or amend the Plan at any time and for any reason or no reason. Except as provided in Section 16 hereof, no such termination can adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any Participant. No amendment shall be effective unless approved by the stockholders of the Company if stockholder approval of such amendment is required to comply with Section 423 of the Code, Rule 16b-3 under the Exchange Act or to comply with any other law, regulation or stock exchange rule.

18.    Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

19.    Regulations and Other Approvals; Governing Law.

a. This Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of Delaware without giving effect to the choice of law principles thereof, except to the extent that such law is preempted by federal law.

b. The obligation of the Company to sell or deliver shares of Common Stock with respect to options granted under the Plan shall be subject to all applicable laws, rules and regulations, including all applicable federal and state securities laws, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

c. The Plan is intended to comply with Section 423 of the Code and Rule 16b-3 under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan in a manner consistent therewith. Any provisions inconsistent with such Rule shall be inoperative and shall not affect the validity of the Plan.

20.    Withholding of Taxes. If the Participant makes a disposition, within the meaning of Section 424(c) of the Code and regulations promulgated thereunder, of any share or shares issued to such Participant pursuant to such Participant’s exercise of an option, and such disposition occurs within the two-year period commencing on the day after the Offering Date or within the one-year period commencing on the day after the Exercise Date, such Participant shall, within ten (10) days of such disposition, notify the Company thereof and thereafter immediately deliver to the Company any amount of Federal, state or local income taxes and other amounts which the Company informs the Participant the Company is required to withhold.

21.    Effective Date. The Plan was adopted by the Board as of March 3, 2006, subject to the approval of the Company’s stockholders, which must be obtained within one year prior to or following such date in order for the Plan to become effective. No options may be granted under the Plan prior to the later to occur of the date of the Plan’s adoption or the date on which such stockholder approval is obtained.

Appendix D

FORM OF

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NATIONAL FINANCIAL PARTNERS CORP.

National Financial Partners Corp., a corporation duly incorporated and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on December 1, 2000, as amended by the Certificate of Amendment filed on September 12, 2003, is hereby amended by deleting the first paragraph of Section 1 of Article IV thereof in its entirety and substituting the following in lieu thereof:

“Section 1: The Corporation shall be authorized to issue 380,000,000 shares of capital stock, of which 180,000,000 shares shall be shares of Common Stock, $0.10 par value (“Common Stock”), and 200,000,000 shares shall be shares of Preferred Stock, $0.01 par value (“Preferred Stock”).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said National Financial Partners Corp. has caused this Certificate to be signed by its [Executive Officer] and attested by its [Secretary] this             day of                                  2006.

By:
Name:
Title:

Attest:
Name:
Title:

D-1

PROXY CARD

NATIONAL FINANCIAL PARTNERS CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2006

The undersigned stockholder of National Financial Partners Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement and hereby appoints Jessica M. Bibliowicz and Douglas W. Hammond, and each of them, with full power of substitution, as Proxy or Proxies. Said Proxy or Proxies will vote all shares of the Common Stock of the undersigned, in accordance with the instructions printed on the reverse, at the Annual Meeting of Stockholders of National Financial Partners Corp. to be held on May 17, 2006, and at any adjournments or postponements thereof, upon the proposals set forth on this form of proxy and described in the Proxy Statement, and, in their discretion, with respect to such other matters as may be brought before the Annual Meeting or any adjournments or postponements thereof.

Please mark this proxy as indicated on the reverse side to vote on the four proposals. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be marked.

To be marked, dated and signed on the reverse side.

Address Change/Comments (Please make your changes below and mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

					FOR	AGAINST	ABSTAIN

Item I	The Board of Directors recommends a vote FOR each of the nominees for director named below.		Item II	The Board of Directors recommends a vote FOR the adoption of the Employee Stock Purchase Plan. To approve the adoption of the Employee Stock Purchase Plan.	☐	☐	☐
To elect seven directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are elected.

					FOR	AGAINST	ABSTAIN

Nominees are: 01 Stephanie Abramson 02 Arthur Ainsberg 03 Marc Becker 04 Jessica Bibliowicz 05 John Elliott 06 Shari Loessberg 07 Kenneth Mlekush	FOR ALL ☐	WITHHOLD FOR ALL ☐	Item III

The Board of Directors recommends a vote FOR the adoption of the amendment to the Company’s Amended and Restated Certificate of Incorporation.

To approve the adoption of an amendment to the Company’s Amended and Restated Certificate of Incorporation to increase the number of authorized shares of the Company’s common stock.

					☐	☐	☐

					FOR	AGAINST	ABSTAIN

☐	WITHHOLD AUTHORITY TO VOTE FOR INDIVIDUAL NOMINEE(S) (List names in the space provided below) ____________________________________		Item IV

The Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants.

To ratify the appointment of

PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accountants for the fiscal year ending December 31, 2006.

					☐	☐	☐

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

				Please mark this box if you plan to attend the Annual Meeting			☐

Signature and Title (if applicable): ___________________________ Signature and Title (if applicable):_________________

Note: Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, all holders should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should include their full titles. If the signer is a corporation, please give full corporate name and have a duly authorized officer sign stating title. If the signer is a partnership, please sign in partnership name by an authorized person, indicating such individual’s official position or representative capacity.

^ FOLD AND DETACH HERE ^

Vote by Internet, or Telephone or Mail

24 Hours a Day, 7 Days a Week

Votes will be accepted via the Internet and telephone through May 16, 2006, 11:59 PM Eastern Time.

Internet http://www.proxyvoting.com/nfp		Telephone 1-866-540-5760		Mail

Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark, sign and date your proxy card and return it in the enclosed postage- paid envelope.

IF YOU VOTE YOUR PROXY BY INTERNET OR BY TELEPHONE,

YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

You can view the 2005 Annual Report to Stockholders and

the Proxy Statement on the Internet at www.nfp.com/ir.